Product supplement no. 69-I To prospectus dated December 1, 2005 and prospectus supplement dated October 12, 2006	Registration Statement No. 333-130051 Dated February 21, 2007 Rule 424(b)(2)

JPMorgan Chase & Co.
Return Notes Linked to the JPMorgan IncomeFX Strategy

General

•	JPMorgan Chase & Co. may offer and sell return notes linked to the JPMorgan IncomeFX Strategy from time to time. This product supplement no. 69-I describes terms that will apply generally to the return notes, and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as terms supplements. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant terms supplement shall control.
•	The notes are the senior unsecured obligations of JPMorgan Chase & Co.
•	Payment is linked to the JPMorgan IncomeFX Strategy as described below.
•	For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” beginning on page PS-24.
•	Minimum denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement.
•	Investing in the notes is not equivalent to investing in the Underlying or any of its component currencies.
•	The notes will not be listed on any securities exchange unless otherwise specified in the relevant terms supplement.

Key Terms

Underlying:	The JPMorgan IncomeFX Strategy (“IncomeFX” or the “Underlying”)

IncomeFX was developed and is maintained by J.P. Morgan Securities Ltd., to implement a currency trading strategy generally known as “positive carry.” A “positive carry” strategy seeks to capitalize on the relationship between certain eligible currency pairs by attempting to earn a return, or “carry,” by buying currencies of countries with relatively high interest rates and simultaneously selling currencies of countries with relatively low interest rates. IncomeFX synthetically implements this trading strategy by replicating notional trading positions in the four different currency pairs with the highest absolute carry-to-risk ratio. The notional currency trading positions are rebalanced monthly on each Rebalancing Date.

The value of IncomeFX is published each business day under the Bloomberg ticker symbol “IFXJPMUS”.

The description of the IncomeFX strategy and methodology included in this product supplement is based on rules formulated by J.P. Morgan Securities Ltd., or the “Strategy Rules”. The Strategy Rules are attached as Addendum A to this product supplement, and the Strategy Rules, and not this product supplement, will govern the calculation and constitution of the IncomeFX and other decisions and actions related to its maintenance. For more information about IncomeFX, see “The JPMorgan IncomeFX Strategy” and Addendum A.

Payment at Maturity:	Payment at maturity will reflect the performance of the Underlying plus an Additional Amount, which will be set forth in the relevant terms supplement and may be zero. As a result, at maturity, you will receive an amount per $1,000 principal amount note calculated as follows, unless otherwise specified in the relevant terms supplement:

$1,000 x (1 + Strategy Return) + Additional Amount

You will lose some or all of your investment at maturity (other than the Additional Amount) if the Strategy Return is negative.

Additional Amount:	An amount set forth in the relevant terms supplement, which may be equal to, but will not be less than, zero ($0).

Strategy Return:	Unless otherwise specified in the relevant terms supplement:

Ending Strategy Value – Initial Strategy Value (or Strike Value, if applicable) Initial Strategy Value (or Strike Value, if applicable)

Initial Strategy Value:	The Strategy Closing Value on the pricing date, or such other date or dates as specified in the relevant terms supplement, or the arithmetic average of the Underlying closing values on each of the Initial Averaging Dates, if so specified in the relevant terms supplement.

Ending Strategy Value:	The Strategy Closing Value on the Observation Date, or the arithmetic average of the Strategy Closing Values on each of the Ending Averaging Dates, or such other date or dates as specified in the relevant terms supplement.

Strike Value:	The relevant terms supplement may specify a starting level other than the Initial Strategy Value to be used for calculating the Strategy Return and the amount payable at maturity, if any. For example, the relevant terms supplement may specify that a Strike Value, equal to 95% of the Initial Strategy Value, shall be used to calculate the Strategy Return.

Strategy Closing Value:	Unless otherwise specified in the relevant terms supplement, the value of the Underlying or any Successor Underlying or alternative calculation of the Underlying described under “The JPMorgan IncomeFX Strategy — Discontinuation of the JPMorgan IncomeFX Strategy; Alteration of Method of Calculation” at the time of daily final publication for the Underlying or Successor Underlying, as applicable.

Initial Averaging Dates:	As specified, if applicable, in the relevant terms supplement. Any Initial Averaging Date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”

Strategy Valuation Date(s):	The Ending Strategy Value will be calculated on a single date, which we refer to as the Observation Date, or on several dates, each of which we refer to as an Ending Averaging Date, as specified in the relevant terms supplement. We refer to such dates generally as Strategy Valuation Dates in this product supplement. Any Underlying Valuation Date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”

Maturity Date:	As specified in the relevant terms supplement. The maturity date of the notes is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”

Investing in the Return Notes involves a number of risks. See “Risk Factors” beginning on page PS-4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement no. 69-I, the accompanying prospectus supplement and prospectus, or any related terms supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan

February 21, 2007

        In making your investment decision, you should rely only on the information contained or incorporated by reference in the terms supplement relevant to your investment, this product supplement no. 69-I and the accompanying prospectus supplement and prospectus with respect to the notes offered by the relevant terms supplement and this product supplement no. 69-I and with respect to JPMorgan Chase & Co. This product supplement no. 69-I, together with the relevant terms supplement and the accompanying prospectus and prospectus supplement, contain the terms of the notes and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. The information in the relevant terms supplement, this product supplement no. 69-I and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

        The notes described in the relevant terms supplement and this product supplement no. 69-I are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the National Association of Securities Dealers, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplement, this product supplement no. 69-I and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

        In this product supplement no. 69-I and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to JPMorgan Chase & Co., unless the context requires otherwise.

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We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. Neither this product supplement no. 69-I nor the accompanying prospectus supplement, prospectus or terms supplement constitutes an offer to sell, or a solicitation of an offer to buy, any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement no. 69-I nor the accompanying prospectus supplement, prospectus or terms supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement no. 69-I and accompanying prospectus supplement, prospectus and terms supplement is correct as of any date after the date hereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement no. 69-I and the accompanying prospectus supplement, prospectus and terms supplement and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

The notes are not and will not be authorized by the Comisión Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” – the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction no 400, dated December 29, 2003, as amended from time to time.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this product supplement no. 69-I or the accompanying prospectus supplement, prospectus or terms supplement may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

The notes have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This product supplement no. 69-I and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States.

Neither this product supplement no. 69-I nor the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 69-I, the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

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DESCRIPTION OF NOTES

        The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. A separate terms supplement will describe the terms that apply specifically to the notes, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement no. 69-I have the meanings assigned in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The term “note” refers to each $1,000 principal amount of Return Notes Linked to the JPMorgan IncomeFX Strategy.

General

        The Return Notes are senior unsecured obligations of JPMorgan Chase & Co. that are linked to the JPMorgan IncomeFX Strategy (“IncomeFX” or the “Underlying”). The notes are a series of securities referred to in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The notes will be issued by JPMorgan Chase & Co. under an indenture dated May 25, 2001, as may be amended or supplemented from time to time, between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee.

        The notes do not pay interest and do not guarantee any return of principal at, or prior to, maturity (other than the Additional Amount). Instead, at maturity you will receive a payment in cash, the amount of which will vary depending on the performance of the Underlying calculated in accordance with the formula set forth below and the Additional Amount.

        The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

        The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

        The notes will be issued in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement. The principal amount and issue price of each note is $1,000, unless otherwise specified in the relevant terms supplement. The notes will be represented by one or more permanent global notes registered in the name of DTC or its nominee, as described under “Description of Notes — Forms of Notes” in the prospectus supplement and “Forms of Securities — Global Securities” in the prospectus.

        The specific terms of the notes will be described in the relevant terms supplement accompanying this product supplement no. 69-I. The terms described in that document supplement those described herein and in the accompanying prospectus and prospectus supplement. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus or prospectus supplement, the terms described in the relevant terms supplement shall control.

Payment at Maturity

        The maturity date for the notes will be set forth in the relevant terms supplement and is subject to adjustment if such day is not a business day or if the final Strategy Valuation Date is postponed as described below.

        The amount you will receive at maturity will reflect the performance of the Underlying plus an Additional Amount. As a result, at maturity, you will receive an amount, unless otherwise specified in the relevant terms supplement, calculated as follows:

$1,000 x (1 + Strategy Return) + Additional Amount

PS-1

        The “Additional Amount” will be specified in the relevant terms supplement, and could be equal to, but will not be less than, zero ($0).

        Unless otherwise specified in the relevant terms supplement, the “Strategy Return,” as calculated by the calculation agent, is the percentage change in the Underlying closing value, calculated by comparing the Underlying closing value on the Observation Date, or the arithmetic average of the Underlying closing value on each of the Ending Averaging Dates, or such other date or dates as specified in the relevant terms supplement (the “Ending Strategy Value”), to the Underlying closing value on the pricing date or such other date or dates as specified in the relevant terms supplement, or to the arithmetic average of the Underlying closing values on each of the Initial Averaging Dates, if so specified in the relevant terms supplement (the “Initial Strategy Value”) or to an Underlying value other than the Initial Strategy Value as specified in the relevant terms supplement (the “Strike Value”). The relevant terms supplement will specify the manner in which the Initial Strategy Value, or Strike Value, as applicable, and the Ending Strategy Value is determined. The Strategy Return, unless otherwise specified in the relevant terms supplement, is calculated as follows:

Strategy Return =	Ending Strategy Value – Initial Strategy Value (or Strike Value, if applicable) Initial Strategy Value (or Strike Value, if applicable)

        The “Strategy Closing Value” on any trading day will equal the value of the Underlying or any Successor Underlying (as defined below) or alternative calculation of the Underlying described under “The JPMorgan IncomeFX Strategy — Discontinuation of the JPMorgan IncomeFX Strategy; Alteration of Method of Calculation” at the time of daily final publication for the Underlying or Successor Underlying, as applicable.

        The Initial Averaging Dates, if applicable, will be specified in the relevant terms supplement, and any such date is subject to adjustment as described below. If an Initial Averaging Date is not a trading day or if there is a market disruption event on such day, the applicable Initial Averaging Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or be continuing. In no event, however, shall any Initial Averaging Date be postponed more than ten business days following the date originally scheduled to be such Initial Averaging Date. If the tenth business day following the date originally scheduled to be the applicable Initial Averaging Date is not a trading day, or if there is a market disruption event on such date, the calculation agent will determine the Strategy Closing Value for the Initial Averaging Date on such date in accordance with the formula for and method of calculating the Underlying Closing Value last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the exchange rates and interest rates (or, if trading in a currency included in the Underlying has been materially suspended or materially limited, the calculation agent’s good faith estimate of the exchange rate for such currency and the corresponding interest rate that would have prevailed but for such suspension or limitation or non-trading day) on such tenth scheduled business day of each currency most recently constituting the Underlying.

        The Underlying Valuation Date(s), which will be either a single date, which we refer to as the Observation Date, or several dates, each of which we refer to as an Ending Averaging Date, will be specified in the relevant terms supplement, and any such date is subject to adjustment as described below. If an Underlying Valuation Date is not a trading day or if there is a market disruption event on such day, the applicable Underlying Valuation Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or be continuing. In no event, however, shall any Underlying Valuation Date be postponed more than ten business days following the date originally scheduled to be such Underlying Valuation Date. If the tenth business day following the date originally scheduled to be the applicable Underlying Valuation Date is not a trading day, or if there is a market disruption event on such date, the calculation agent will determine the Strategy Closing Value for the Underlying Valuation Date on such date in accordance with the formula for and method of calculating the Strategy Closing Value last in effect prior to commencement

PS-2

of the market disruption event (or prior to the non-trading day), using the exchange rates and interest rates (or, if trading in a currency included in the Underlying has been materially suspended or materially limited, the calculation agent’s good faith estimate of the exchange rate for such currency and the corresponding interest rate that would have prevailed but for such suspension or limitation or non-trading day) on such tenth scheduled business day of each currency most recently constituting the Underlying.

        The maturity date will be set forth in the relevant terms supplement. If the scheduled maturity date (as specified in the relevant terms supplement) is not a business day, then the maturity date will be the next succeeding business day following such scheduled maturity date. If, due to a market disruption event or otherwise, the final Underlying Valuation Date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be the third business day following that final Underlying Valuation Date, as postponed, unless otherwise specified in the relevant terms supplement. We describe market disruption events under “General Terms of Notes — Market Disruption Events.”

        We will irrevocably deposit with The Depository Trust Company (“DTC”) no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

        A “trading day” is, unless otherwise specified in the relevant terms supplement, any day (other than a Saturday or a Sunday) on which (a) commercial banks in London are open generally for business (including for dealings in foreign exchange and foreign currency deposits) and (b) the trans-European Automated Real-time Gross settlement Express Transfer system (“TARGET”) is open.

        A “business day” is, unless otherwise specified in the applicable terms supplement, any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.

        Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in the open market or by private agreement.

PS-3

RISK FACTORS

        Your investment in the notes will involve certain risks. The notes do not pay interest or guarantee any return of principal at, or prior to, maturity (other than the Additional Amount). Investing in the notes is not equivalent to investing directly in the Underlying or any of the component currencies of the Underlying. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

The notes do not pay interest or guarantee the return of your investment.

        The notes do not pay interest and may not return any of your investment, other than the Additional Amount. The amount payable at maturity will reflect the performance of the Underlying plus an Additional Amount, and will be determined pursuant to the terms described in this product supplement no. 69-I and the relevant terms supplement. If the Ending Strategy Value has decreased as compared to the Initial Strategy Value, you may lose some or all of your investment in the notes, although in all cases you will receive the Additional Amount at maturity.

An investment in notes linked to IncomeFX carries the risks associated with IncomeFX’s “positive carry” strategy.

        A “positive carry” strategy seeks to capitalize on the relationship between fourteen eligible currency pairs by attempting to earn a return, or “carry,” by buying currencies of countries with relatively high interest rates and simultaneously selling currencies of countries with relatively low interest rates. The performance of IncomeFX will be determined by the implied and realized exchange rates, volatility and interest rates. If the currency pairs chosen on each rebalancing date move against the direction expected by the strategy, IncomeFX will perform poorly. This negative performance may be amplified by potential leverage employed in the strategy. No assurance can be given that the investment strategy used to construct IncomeFX strategy will be successful or that IncomeFX strategy will outperform any alternative basket or strategy that might be constructed from the underlying currencies.

The Underlying has a limited history and may perform in unexpected ways.

        IncomeFX was created on November 1, 2005 and, therefore, has a limited history. The Strategy Calculation Agent has calculated the returns that hypothetically might have been generated had the strategy been used in the past, but those calculations are subject to many limitations. Unlike historical performance, such calculations do not reflect actual trading, liquidity constraints, fees, and other costs. In addition, the models used to calculate these hypothetical returns are based on certain data, assumptions and estimates. Different models or models using different data, assumptions or estimates might calculate materially different hypothetical performance. In addition, any past performance, hypothetical or otherwise, does not guarantee future performance. Regardless of the hypothetical and historical performance of IncomeFX, the Underlying could decline below the Initial Strategy Value or Strike Value, as applicable, and you could lose some or all of your principal, other than the Additional Amount.

Leverage used in the IncomeFX will amplify the magnitude of changes in the IncomeFX Strategy Value.

        As discussed in more detail in “The JPMorgan IncomeFX Strategy-Leveraging of IncomeFX”, IncomeFX allows for leverage of up to 200% so as to achieve (or come closer to achieving) its target carry of 5%. While the use of leverage by IncomeFX presents opportunities for increasing the return from the notional currency trading positions in the relevant currency pairs included in the synthetic portfolio, it increases the potential risk of loss as well. Any event that adversely affects the value of a notional currency trading position in any relevant currency pair will be magnified to the extent that IncomeFX is leveraged. The combination of foreign exchange rate volatility and leverage can further increase the risk of loss.

PS-4

The Ending Strategy Value may be less than the Underlying closing value at the maturity date of the notes or at other times during the term of the notes.

        Because the Ending Strategy Value is calculated based on the Strategy Closing Value on one or more Underlying Valuation Dates near the end of the term of the notes, the level of the Underlying at the maturity date or at other times during the term of the notes, including dates near the Underlying Valuation Date(s), could be higher than the Ending Strategy Value. This difference could be particularly large if there is a significant increase in the value of the Underlying after the final Underlying Valuation Date, if there is a significant decrease in the value of the Underlying around the time of the Underlying Valuation Date(s) or if there is significant volatility in the Underlying value during the term of the notes (especially on dates near the Underlying Valuation Date(s)). For example, when the Underlying Valuation Date for the notes is near the end of the term of the notes, then if the Underlying values increase or remain relatively constant during the initial term of the notes and then decrease below the Initial Strategy Value (or Strike Value, if applicable), the Ending Strategy Value may be significantly less than if it were calculated on a date earlier than the Underlying Valuation Date. Under these circumstances, you may receive a lower payment at maturity than you would have received if you had invested in the Underlying, the currencies included in the Underlying or contracts relating to the Underlying for which there is an active secondary market.

The value of the Initial Strategy Value may be determined after the issue date of the notes.

        If so specified in the relevant terms supplement, the Initial Strategy Value may be determined based on the arithmetic average of the Strategy Closing Values on the Initial Averaging Dates specified in that relevant terms supplement. One or more of the Initial Averaging Dates specified may occur on or following the issue date of the notes; as a result, the Initial Strategy Value for the Underlying may not be determined, and you may therefore not know the value of such Initial Strategy Value, until after the issue date. Similarly, the global note certificate representing the notes, which will be deposited with the Depository Trust Company on the issue date as described under “General Terms of Notes—Book Entry Only Issuance—The Depository Trust Company,” will not set forth the value of the Initial Strategy Value for the Underlying. If there are any increases in the Strategy Closing Values on the Initial Averaging Dates that occur after the issue date and such increases result in the Initial Strategy Value being higher than the Underlying closing value on the issue date, this may establish a higher value that the Underlying must achieve for you to obtain a positive return on your investment or avoid a loss of principal at maturity (other than the Additional Amount).

The notes are subject to currency exchange risk.

        Foreign currency exchange rates vary over time, and may vary considerably and in unexpected ways during the term of the notes. Any return from the currency for any currency pair included in the Underlying may be reduced or eliminated entirely due to movements in the exchange rate for that currency pair, which may result in a substantial loss. The value of each currency that underlies IncomeFX is at any moment a result of the supply and demand for the currency. Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the underlying currencies’ countries, and economic and political developments in other relevant countries.

        Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;
•	existing and expected interest rate levels;
•	the balance of payments in the underlying currencies’ countries and between each country and its major trading partners; and
•	the extent of governmental surplus or deficit in the underlying currencies’ countries.

PS-5

        All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the underlying currencies’ countries and those of other countries important to international trade and finance.

        In addition, the value of the Underlying is calculated and published in U.S. dollars. Accordingly, movements in the foreign exchange rate for each currency in a currency pair and U.S. dollars will also have an impact on the value of the Underlying. Since foreign exchange rates are unpredictable, such movements could have a material adverse impact on the value of the Underlying.

The liquidity, trading value and amounts payable under the notes could be affected by the actions of the governments of the originating nations of the underlying currencies.

        Foreign exchange rates can either be fixed by sovereign governments or floating. Exchange rates of most economically developed nations are permitted to fluctuate in value relative to the value of other currencies. However, governments do not always allow their currencies to float freely in response to economic forces. Governments use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the trading value of their respective currencies. They may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the notes is that their liquidity, trading value and amounts payable could be affected by the actions of sovereign governments which could change or interfere with previously freely determined currency valuation, fluctuations in response to other market forces and the movement of currencies across borders. There will be no adjustment or change in the terms of the notes in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of the issuance of a replacement currency or in the event of other developments affecting the underlying other currencies.

Even though the underlying currencies are traded around-the-clock, if a secondary market for the notes develops, the notes may trade only during regular hours in the United States.

        The interbank market for the potential currencies underlying IncomeFX is a global, around-the-clock market and the relevant currency values are quoted 24 hours a day. Therefore, the hours of trading for the notes, if any, may not conform to the hours during which the underlying currencies are traded. To the extent that U.S. markets are closed while the markets for other currencies remain open, significant price and rate movements may take place in the underlying foreign exchange markets, and thus in the value of the Underlying, that will not be reflected immediately in the market price, if any, of the notes.

Owning the notes is not the same as owning the constituent currency positions.

        The return on your notes will not reflect the return you would realize if you actually held currency positions replicating the relevant currency pairs included in IncomeFX. The IncomeFX synthetic portfolio is a hypothetical construct that does not hold any underlying assets of any kind. As a result, a holder of the notes will not have any direct or indirect rights or interests in any currency positions. Furthermore, the IncomeFX synthetic portfolio is subject to monthly rebalancing and an index adjustment factor of 1% per year that will reduce its value relative to the value of the constituent currency positions.

Interest rates used in the IncomeFX strategy may be volatile.

        IncomeFX takes positions in specified currencies based on the carry for certain currency pairs. Carry is the amount of money earned from borrowing in a currency with a low interest rate and investing in a currency with a high interest rate. Therefore, the interest rates for various currencies are used in the calculation of the value of the Underlying and in the determination of the currency pairs to be included in the notional currency portfolio for any given month. Interest rates, however, are subject to volatility due to a variety of factors, including:

PS-6

•	sentiment regarding underlying strength in the economies of the countries whose currencies constitute the constituents of the Underlying;
•	expectation regarding the level of price inflation;
•	sentiment regarding credit quality in countries whose currencies constitute the constituents of the Underlying and in global credit markets;
•	the policies of worldwide central banks regarding interest rates; and
•	performance of capital markets.

        Fluctuations in interest rates could affect the value of the Underlying and thus the value of your notes.

        There can be no assurance that the IncomeFX will earn the target carry of 5% per year or that IncomeFX will outperform an alternative strategy.

The reported value of the IncomeFX will include the deduction for an index adjustment factor.

        One way in which IncomeFX differs from a typical index is that its daily reported level includes a deduction from its calculated value of a hypothetical adjustment assessed at an annual rate of 1.0%. This amount is deducted by and paid to J.P. Morgan Securities Ltd., which acts as Strategy Calculation Agent for IncomeFX. Of this 1.0% adjustment, 70% will finance the calculation of the IncomeFX Strategy Value on every business day and to pay for the monthly rebalancing calculations. This hypothetical fee is deducted each business day and calculated based on an actual/360 accrual basis. As a result of the deduction of this amount, the value of IncomeFX will trail the value of a hypothetical, identically constituted synthetic portfolio from which no such amount is deducted.

In certain situations, IncomeFX could cease to be re-balanced and the constituent currency pairs would not change for the term of the notes.

        If a country lawfully eliminates, converts, re-denominates or exchanges its currency for any successor currency, then that original currency will be deemed to be replaced by the successor currency in any relevant currency Pairs. This replacement could reduce the number of currency pairs. If the number of currency Pairs are reduced to four (4) or fewer, then the composition of IncomeFX will become static and there will be no further rebalancings over the term of the notes. This outcome may have a negative impact on the performance of IncomeFX.

        In addition, if the publication of IncomeFX is discontinued, and the calculation agent determines that there is no Successor Underlying, there will be no further rebalancings over the term of the notes and the calculation agent will determine the Ending Strategy Value based on the interest rates and foreign exchange rates, as of the Underlying Valuation Dates, of the relevant Eligible Currency Pairs that were the constituents of the Underlying at the time of the discontinuation. See “The JPMorgan IncomeFX Strategy-Discontinuation of the IncomeFX Strategy: Alternation of Method of Calculation”.

Secondary trading may be limited.

        Unless otherwise specified in the relevant terms supplement, the notes will not be listed on a securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.

PS-7

        J.P. Morgan Securities Inc. may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which J.P. Morgan Securities Inc. is willing to buy the notes. If at any time J.P. Morgan Securities Inc. or another Agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

The notes are not designed to be short-term trading instruments.

        The price at which you will be able to sell your notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the Underlying has appreciated since the pricing date. The potential returns described in the relevant terms supplement assume that your notes, which are not designed to be short-term trading instruments, are held to maturity.

Prior to maturity, the value of the notes will be influenced by many unpredictable factors.

        Many economic and market factors will influence the value of the notes. We expect that, generally, the value of the Underlying on any day will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to vary in proportion to changes in the value of the Underlying. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility in the Underlying and the underlying currencies;
•	the time to maturity of the notes;
•	interest and yield rates in the market generally as well as in the countries of the currencies composing the Underlying;
•	the exchange rate and the volatility of the exchange rate among each of the underlying currencies;
•	economic, financial, political, regulatory or judicial events that affect the currencies included in the Underlying or the market for currencies generally and which may affect the Underlying closing value on any Underlying Valuation Date or on any Initial Averaging Date, if applicable; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

        You cannot predict the future performance of the Underlying based on its historical performance. The value of the Underlying may decrease such that you may not receive any return of your investment at maturity, although in all cases you will still receive the Additional Amount. You will lose some or all of your investment if the Strategy Return is negative, although in all cases you will still receive the Additional Amount.

The inclusion in the original issue price of each agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates is likely to adversely affect the value of the notes prior to maturity.

        While the payment at maturity will be based on the full principal amount of your notes as described in the relevant terms supplement, the original issue price of the notes includes each agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. Such cost includes our affiliates’ expected cost of providing such hedge, as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which J.P. Morgan Securities Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by J.P. Morgan Securities Inc., as a result of such compensation or other transaction costs.

PS-8

J.P. Morgan Securities Limited (“JPMSL”) may adjust the JPMorgan IncomeFX Strategy in a way that affects its value, and JPMSL has no obligation to consider your interests.

        JPMSL is responsible for calculating and maintaining the Underlying. JPMSL can delete or substitute the currencies underlying the Underlying or make other methodological changes that could change the value of the Underlying. You should realize that the changing of currencies included in the Underlying may affect the Underlying, as a newly substituted currency may perform significantly better or worse than the currency it replaces. Additionally, JPMSL may alter, discontinue or suspend calculation or dissemination of the Underlying. Any of these actions could adversely affect the value of the notes. JPMSL has no obligation to consider your interests in calculating or revising the Underlying. See “The JPMorgan IncomeFX Strategy.”

There may be potential conflicts between your interests and those of JPMorgan Chase & Co., JPMSI, which acts as the Strategy Calculation Agent, and other JPMorgan Chase & Co. affiliates.

        We and our affiliates play a variety of roles in connection with the notes linked to IncomeFX, including acting as Strategy Calculation Agent and hedging our obligations under such notes. In performing these duties, the economic interests of the Strategy Calculation Agent and other affiliates of ours would be potentially adverse to your interests as an investor in such notes.

We or our affiliates may have adverse economic interests to the holders of the notes.

        J.P. Morgan Securities Inc. and other affiliates of ours trade the currencies underlying the Underlying and other financial instruments related to the Underlying and its component currencies on a regular basis, for their accounts and for other accounts under their management. J.P. Morgan Securities Inc. and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the Underlying or the underlying currencies. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes. Any of these trading activities could potentially affect the value of the Underlying and, accordingly, could affect the value of the notes and the amount, if any, payable to you at maturity.

        We or our affiliates may currently or from time to time engage in business related to the currencies included in the Underlying. In the course of this business, we or our affiliates may acquire non-public information about such currency investments, and we will not disclose any such information to you. In addition, one or more of our affiliates may publish research reports or otherwise express views with respect to such currency investments or regarding expected movements in exchange rates. Any prospective purchaser of notes should undertake an independent investigation of the underlying currencies as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

        Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of notes with returns linked or related to changes in the value of the Underlying or the currencies that compose the Underlying. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

        We may have hedged our obligations under the notes through certain affiliates, who would expect to make a profit on such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.

        J.P. Morgan Securities Inc., one of our affiliates, will act as the calculation agent. The calculation agent will determine, among other things, the Initial Strategy Value, the Strike Value, if applicable, the Ending Strategy Value, the closing value of the Underlying on each Underlying Valuation Date and each Initial Averaging Date, if applicable, the Strategy Return and the amount, if any, that we will pay you at maturity. The calculation agent will also be responsible for determining whether a market

PS-9

disruption event has occurred, whether the Underlying has been discontinued and whether there has been a material change in the method of calculation of the Underlying. In performing these duties, J.P. Morgan Securities Inc. may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where J.P. Morgan Securities Inc., as the calculation agent, is entitled to exercise discretion.

Market disruption events may adversely affect your return.

        The Strategy Calculation Agent may determine that the currency markets have been affected in a manner that prevents it from properly valuing IncomeFX on any Underlying Valuation Date or any Initial Averaging Date, if applicable. These events may include disruptions or suspensions of currency trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes or prevents us from calculating the amount that we are required to pay you at maturity, it is possible that one or more of the Underlying Valuation Dates or Initial Averaging Dates, if applicable, and the maturity date will be postponed and your return will be adversely affected. See “General Terms of Notes — Market disruption Events.”

The tax consequences of an investment in the notes are unclear.

        There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”) regarding the notes. No assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the notes described in “Certain U.S. Federal Income Tax Consequences.” If the IRS were successful in asserting an alternative characterization or treatment for the notes, the timing and character of income on the notes could differ materially from our description herein. Non-U.S. Holders should note that they may be withheld upon at a rate of 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements. You are urged to review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in this product supplement no. 69-I and consult your tax adviser regarding your particular circumstances.

JPMorgan Chase & Co. employees holding the notes must comply with policies that limit their ability to trade the notes and may affect the value of their notes.

        If you are an employee of JPMorgan Chase & Co. or one of its affiliates, you may only acquire the notes for investment purposes and you must comply with all of our internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the notes, you may not be able to purchase any notes described in the relevant terms supplement from us and your ability to trade or sell any such notes in the secondary market may be limited.

PS-10

USE OF PROCEEDS

        Unless otherwise specified in the relevant terms supplement, the net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes. The original issue price of the notes includes each agent’s commissions (as shown on the cover page of the relevant terms supplement) paid with respect to the notes. Unless otherwise specified in the relevant terms supplement, these commissions will include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the notes. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

        On or prior to the date of the relevant terms supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in the Underlying, the currencies composing the Underlying, or instruments whose value is derived from the Underlying or its underlying currencies. While we cannot predict an outcome, such hedging activity or other hedging or investment activity of ours could potentially increase the value of the Underlying as well as the Initial Strategy Value, and therefore effectively establish a higher value that the Underlying must achieve for you to obtain a return on your investment or avoid a loss of principal at maturity (other than the Additional Amount). From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Underlying, the underlying currencies, or instruments whose value is derived from the Underlying or its underlying currencies. Although we have no reason to believe that any of these activities will have a material impact on the value of the Underlying or the value of the notes, we cannot assure you that these activities will not have such an effect.

        We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

PS-11

THE JPMORGAN INCOMEFX STRATEGY

        The following is a qualitative description of the Strategy Rules for the JPMorgan IncomeFX Strategy (USD) dated as of January 1, 2006 ( the “Strategy Rules”) and the methodology set forth in those rules for calculating the IncomeFX Strategy Value on each Strategy Business Day (each as defined below), as modified as described below. A copy of the Strategy Rules is attached to this product supplement as Addendum A. For a more detailed and quantitative description of the Strategy Rules, please see Addendum A attached to this product supplement. The Strategy Rules, and not this description, will govern the calculation and constitution of the JPMorgan IncomeFX Strategy and other decisions and actions related to its maintenance, including (but not limited to) the calculation of the IncomeFX Strategy Value, with the exception of the two modifications described in the next paragraph. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Strategy Rules.

        There are two modifications to the Strategy Rules. Notwithstanding the statement in Rule 2 that the “Strategy Calculation Agent will then replicate notional currency trading positions in the four (4) Eligible Currency Pairs with the highest absolute Carry-to-Risk Ratio with effect from the relevant Rebalancing Value Date,.” the rebalancing will take place as of the relevant Rebalancing Date. In addition, notwithstanding the statement in the definition for “ FX Rate” that it will be calculated by reference to the spot exchange rate determined by the Strategy Calculation Agent from the ECB Fixes specified in Appendix 2, for the currency pairs that include the U.S. dollar, the “FX Rate” will be the spot exchange rate determined by the Strategy Calculation Agent from the relevant Bloomberg page at 11:00 a.m., New York City time, on the relevant date. J.P. Morgan Securities Ltd. has represented to us that it will maintain the JPMorgan IncomeFX Strategy in accordance with the Strategy Rules, as modified and described above.

        The JPMorgan IncomeFX Strategy is the intellectual property of J.P. Morgan Securities Ltd. and J.P. Morgan Securities Ltd. reserves all rights with respect to its ownership of the JPMorgan IncomeFX Strategy.

General

        The JPMorgan IncomeFX Strategy (“IncomeFX” or the “Underlying”) was developed in 2005 by J.P. Morgan Securities Ltd. to implement a currency trading strategy generally known as “positive carry.” A positive carry strategy seeks to capitalize on the relationship between certain eligible currency pairs by attempting to earn a return, or “carry,” by buying currencies of countries with relatively high interest rates and simultaneously selling currencies of countries with relatively low interest rates. IncomeFX synthetically implements this trading strategy by replicating notional trading positions in four different currency pairs that have the highest absolute “Carry-to-Risk Ratio” (as described below). The notional currency trading positions are weighted equally and rebalanced on the first Strategy Business Day of each calendar month (each such day, a “Rebalancing Date”). The initial IncomeFX Strategy Value (as defined below) was calculated on November 1, 2005 and set equal to a reference value of 100.

        IncomeFX is described as a “notional” or “synthetic” portfolio because its reported value does not represent the value of any actual assets held by any person. The IncomeFX Strategy Value on any Strategy Business Day references the value of a hypothetical portfolio of currency positions, minus an index adjustment of one percent (1%) per annum, which accrues daily on an actual/360 basis. This amount is deducted by and paid to J.P. Morgan Securities Ltd., which acts as Strategy Calculation Agent for IncomeFX. Of this 1.0% adjustment, 70% will finance the calculation of the IncomeFX Strategy Value on every Strategy Business Day and to pay for the monthly rebalancing calculations. The remaining 30% of the index adjustment fee will be recognized by JPMSL as commission. There is no actual portfolio of assets in which any person has any ownership interest.

        The IncomeFX Strategy Value will depend in part on the “carry” that the strategy can earn from the difference in interest rates for the two currencies for each currency pair. In general, a higher “carry” will increase the IncomeFX Strategy Value. The IncomeFX Strategy Value will also depend on the

PS-12

value of the notional currency trading positions taken by IncomeFX on each Rebalancing Date. If the currencies in which IncomeFX takes a long position appreciate relative to the currencies in which IncomeFX has taken a short position, the IncomeFX Strategy Value will rise. If the currencies in which IncomeFX takes a long position depreciate relative to the currencies in which IncomeFX has taken a short position, the IncomeFX Strategy Value will fall.

        Leverage used in the IncomeFX will amplify the magnitude of changes in the IncomeFX Strategy Value. IncomeFX allows for leverage of up to 200% to achieve (or attempt to achieve) its target carry of 5%. See “Risk Factors — Leverage Used in the IncomeFX will Amplify the Magnitude of Changes in the IncomeFX Strategy Value” beginning of PS-4 of this product supplement for additional information.

Publication of IncomeFX Strategy Value and Strategy Calculation Agent

        J.P. Morgan Securities Ltd. or any affiliate or subsidiary of its designation will act as calculation agent for IncomeFX (the “Strategy Calculation Agent”). The Strategy Calculation Agent will calculate the IncomeFX Strategy Value on each Strategy Business Day, subject to the occurrence or existence of a Disruption Event. When we refer to a “Strategy Business Day,” we are referring to each day (other than a Saturday or a Sunday) on which (a) commercial banks in London, England are open generally for business (including for dealings in foreign exchange and foreign currency deposits) and (b) the trans-European Automated Real-time Gross settlement Express Transfer system (“TARGET”) is open. When we refer to the “Rebalancing Value Date,” we are referring to the second week day following the relevant Rebalancing Date, unless such day is not a New York Business Day, in which case the Rebalancing Value Date will be the next New York Business Day.

        The Strategy Calculation Agent’s determination with respect to IncomeFX and interpretation of the Strategy Rules will be final. (Rule 3). The IncomeFX Strategy Value is published each Strategy Business Day during the period from (and including) a Rebalancing Value Date (as defined below) to (but excluding) the next Rebalancing Value Date (each such period a “Calculation Period”), under the Bloomberg ticker symbol “IFXJPMUS” and we expect it to continue to be published through maturity of the notes. (Rule 2).

Possible Constituent Currency Pairs of the IncomeFX and Interest Rates

        The table below sets forth the potential universe of currency pairs that may be held in the IncomeFX synthetic portfolio, each of which we refer to as an “Eligible Currency Pair”. Each pair has one currency designated as “Currency One” and another designated as “Currency Two.” (Rule 4).

Currency One	Currency Two
Euro (EUR)	United States Dollar (USD)
Japanese Yen (JPY)	USD
Pound Sterling (GBP)	USD
Swiss Franc (CHF)	USD
Norwegian Krone (NOK)	USD
Swedish Krona (SEK)	USD
Australian Dollar (AUD)	USD
New Zealand Dollar (NZD)	USD
Canadian Dollar (CAD)	USD
Japanese Yen (JPY)	Euro (EUR)
Pound Sterling (GBP)	EUR
Swiss Franc (CHF)	EUR
Norwegian Krone (NOK)	EUR
Swedish Krona (SEK)	EUR

        As of the most recent rebalancing of the IncomeFX, which took place on February 1, 2007, the synthetic portfolio for the Calculation Period commencing on February 5, 2007 included the following Eligible Currency Pairs: (1) USD (long) and JPY (short), (2) EUR (long) and CHF (short), (3) EUR (long) and JPY (short), and (4) GBP (long) and EUR (short).

PS-13

        For each currency, a reference “Interest Rate” is needed for certain calculations. The following table sets out the relevant Interest Rate for each of the relevant currencies, and the Bloomberg page on which that rate can be found. (Rules Appendix One). If another page replaces the Bloomberg page as the information vendor for the purpose of displaying rates or prices comparable to that rate, such page will be deemed the relevant page for the purpose of measuring such Interest Rate. If the relevant rate does not appear on the relevant Bloomberg page (or such other replacement page) on the relevant date at the relevant time, the Interest Rate shall be the rate determined by the Strategy Calculation Agent acting in good faith and in a commercially reasonable manner.

Currency	Interest Rate	Bloomberg Page

EUR	1 month EURIBOR	EUR001M Index
JPY	1 month JPY LIBOR	JY0001M Index
GBP	1 month GBP LIBOR	BP001M Index
CHF	1 month CHF LIBOR	SF0001M Index
NOK	1 month NIBOR	NIBOR1M Index
SEK	1 month STIBOR	STIB1M Index
AUD	1 month AUD LIBOR	AU0001M Index
NZD	1 month NZD LIBOR	NZ0001M Index
CAD	1 month CAD LIBOR	CD0001M Index
USD	1 month USD LIBOR	US0001M Index

Selection of Notional Currency Trading Positions and Rebalancing

        The Strategy Calculation Agent will select the new Eligible Currency Pairs that will be included in the synthetic portfolio on the first Strategy Business Day of each calendar month, each of which we refer to as a “Rebalancing Date,” using the methodology set out below. The notional currency trading positions will be rebalanced with the new Eligible Currency Pairs on that Rebalancing Date.

        On each Rebalancing Date, the Strategy Calculation Agent will, for each Eligible Currency Pair, determine a “Carry-to-Risk Ratio” by calculating the difference in the Interest Rates of Currency One and Currency Two, and dividing that the difference by an “Annualized Eligible Currency Pair Risk” for each Currency Pair on that Rebalancing Date. The calculation is designed to determine which potential currency pairs provide for the highest carry for the least amount of associated risk of movements in exchange rates for the relevant currency pair. Risk is measured in terms of volatility, whereby higher volatility is considered an indication of higher risk. The new currency pairs will be reflected as the underlying IncomeFX components starting on that Rebalancing Date.

        The Carry-to-Risk Ratio is calculated as follows:

CTR[i] =	(R11j – R2ij) σij

where:

“CTRi” means the Carry-to-Risk Ratio for Eligible Currency Pair i;

“R1ij” means the Interest Rate for Currency One of Eligible Currency Pair i, on Rebalancing Date j;

“R2ij” means the Interest Rate for Currency Two of Eligible Currency Pair i, on Rebalancing Date j; and

“σij” means the Annualized Eligible Currency Pair Risk for Eligible Currency Pair i, as of Rebalancing Date j.

        The Annualized Eligible Currency Pair Risk for each Eligible Currency Pair is a calculation designed to measure the currency exchange volatility of the two currencies over the previous twelve-month period, so as to determine the associated exchange rate risk of that potential notional position.

PS-14

The Annualized Eligible Currency Pair Risk for any Eligible Currency Pair on any day is the standard deviation of the natural logarithms of the daily returns of such Eligible Currency Pair, calculated over the twelve calendar months immediately preceding a Rebalancing Date, as determined by the Strategy Calculation Agent in accordance with the following formula:

StDev	[In(	Rt Rt – 1	)]	N	* √250
t=1

where:

“StDev” means, the standard deviation;

“In” means, the natural logarithm;

“Rt” means, an amount determined by the Strategy Calculation Agent equal to (a) the FX Rate for Currency One of the relevant Eligible Currency Pair on day t divided by (b) the FX Rate for Currency Two of the relevant Eligible Currency Pair on day t;

“Rt – 1” means, an amount determined by the Strategy Calculation Agent equal to (a) the FX Rate for Currency One of the relevant Eligible Currency Pair on day t-1, divided by, (b) the FX Rate for Currency Two of the relevant Eligible Currency Pair on day t-1; and

“N” means the number of Strategy Business Days in the twelve calendar months immediately preceding a Rebalancing Date.

        For the currency pairs that include the United States Dollar, “FX Rate” means the spot exchange rate determined by the Strategy Calculation Agent from the relevant Bloomberg page at 11:00 a.m. For the currency pairs that do not include the United States Dollar, “FX Rate” means the ECB Fixes specified below in the table below of the relevant Eligible Currency Pair on such date, provided that, if the relevant rate(s) are not published on the relevant Bloomberg page specified below in the table below at 11:00 a.m., New York City time (or such other page as may replace that page on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying rates or prices comparable to that rate), the “FX Rate” shall be the rate determined by the Strategy Calculation Agent acting in good faith and a commercially reasonable manner.

Currency	ECB Fix - Bloomberg Page

JPY	EUCF JPY Index
GBP	EUCF GBP Index
CHF	EUCF CHF Index
NOK	EUCF NOK Index
SEK	EUCF SEK Index
AUD	EUCF AUD Index
NZD	EUCF NZD Index
CAD	EUCF CAD Index
USD	EUCF USD Index

        After determining the Carry-to-Risk Ratio for each Eligible Currency Pair, the Strategy Calculation Agent will select the four Eligible Currency Pairs with the highest absolute Carry-to-Risk Ratios. Those four currency pairs (the “Relevant Eligible Currency Pairs”) will constitute the notional currency trading positions of IncomeFX for the following month. If an Eligible Currency Pair has a positive Carry-to-Risk Ratio, IncomeFX will be deemed to take a long position in Currency One and a short position in Currency Two commencing on the applicable Rebalancing Date. Alternatively, if an

PS-15

Eligible Currency Pair has a negative Carry-to-Risk Ratio, IncomeFX Strategy will be deemed to take a long position in Currency Two and a short position in Currency One on that Rebalancing Date.

Leveraging of IncomeFX

        Once the four Eligible Currency Pairs are selected for the Calculation Period, IncomeFX may be leveraged up to 200% so as to achieve its “Target Carry” of 5% per annum. However, since the amount of leverage is limited to a maximum of 200%, IncomeFX may not at any given point achieve its Target Carry. If the average absolute value of the carry of the four applicable Eligible Currency Pairs is greater than 5%, IncomeFX will be leveraged at 100%. If the average absolute value of the carry of the four applicable Eligible Currency Pairs is less than 2.5%, IncomeFX will be leveraged at the maximum 200%, but will still not achieve the Target Carry of 5%. Finally, if the average absolute value of the carry of the four applicable Eligible Currency Pairs is between 2.5% and 5%, IncomeFX will be leveraged at the rate between 100% and 200% that will produce the 5% Target Carry. (Rule 6).

        The Strategy Calculation Agent will determine the amount of leverage that will be applied to the notional currency trading position in the relevant Eligible Currency Pairs as of the applicable Rebalancing Date as follows:

Leveragej = Min	(	Max	(	TargetCarry		;100%	)	;200%	)
[4]
				1/4	∑|(R1ij – R2ij)|
i=1

where:

“Leveragej” means the amount of leverage, expressed as a percentage, to be applied to the notional currency trading positions in the Relevant Eligible Currency Pairs as of Rebalancing Date j;

“TargetCarry” means five per cent (5%) per annum; and

            4
“1/4 ∑ |(R1ij – R2ij)|” means the average absolute Carry per annum of the Relevant Eligible Currency Pairs,
         i=1

where:

“R1ij” means the Interest Rate for Currency One of relevant Eligible Currency Pair i, on Rebalancing Date j; and

“R2ij” means the Interest Rate for Currency Two of relevant Eligible Currency Pair i, on Rebalancing Date j.

Calculation of IncomeFX Strategy Value

        IncomeFX employs an equally weighted construction methodology. Therefore, on each Rebalancing Date, the amount of Leverage determined on such date will be allocated equally amongst each of the Relevant Eligible Currency Pairs. However, the actual weight of the constituent currency pairs may fluctuate during the month due to movements in the exchange rates and interest rates for the relevant currencies. (Rule 7).

        Subject to the occurrence or existence of a Disruption Event, the IncomeFX Strategy Value will be calculated and published on each Strategy Business Day during a Calculation Period. The value will be calculated by multiplying the IncomeFX Strategy Value as of the Rebalancing Date by a factor

PS-16

designed to account for IncomeFX’s performance since that Rebalancing Date and by an index adjustment factor of 1% per annum. As discussed above, IncomeFX’s performance over any period is determined both by the carry of the four currency pairs and by the exchange rate fluctuations of the currency in which the strategy has taken a long position relative to the currency in which the strategy has taken a short position for each of the four currency pairs. In addition, as discussed above, IncomeFX can get leveraged up to 200%, which will in turn increase the positive or negative effect that the carry and the exchange rate fluctuations will have on the IncomeFX Strategy Value. The 1% per annum fee is calculated daily on an actual / 360 basis and deducted from the IncomeFX Strategy Value each Strategy Business Day.

        The Strategy Calculation Agent will determine the IncomeFX Strategy Value on any Strategy Business Day in a Calculation Period as follows:

[4]
BasketValue jk = BasketValue j *	(1 +	Leverage j 4	[	∑ Return [i]jk * Factorij	]) *	(1 – [	A* Daycountj,jk	])
i=1

where:

“BasketValue jk” means the INCOMEFX Strategy Value on Strategy Business Day k in Calculation Period j;

“BasketValue j” means the INCOMEFX Strategy Value on Rebalancing Date j in Calculation Period j;

“Leverage j” means the amount of Leverage applied to the notional currency trading positions in the Relevant Eligible Currency Pairs on Rebalancing Date j in Calculation Period j;

“Return ijk” means the return, adjusted for the FX Rate, for relevant Eligible Currency Pair i on Strategy Business Day k in Calculation Period j determined in accordance with the following formula:

	FX1[i]j		(1 +	(R1ij * Daycount j,(j + 1)))	–	FX2[i]j		(1 +	(R2ij * Daycount j,(j + 1)))
Return [i]jk =		*					*
	FX1ijk		1 +	(D1[i]jk * Daycount jk,(j + 1))		FX2ijk		1 +	(D2ijk * Daycount [j]k, (j + 1))

where:

“FX1ijk” means the FX Rate for Currency One of relevant Eligible Currency Pair i on Strategy Business Day k in Calculation Period j;

“FX1ij” means the FX Rate for Currency One of relevant Eligible Currency Pair i on Rebalancing Date j in Calculation Period j;

“R1ij” means the Interest Rate for the Currency One of relevant Eligible Currency Pair i on Rebalancing Date j in Calculation Period j;

PS-17

“D1ijK” means the Interpolated Interest Rate for Currency One of relevant Eligible Currency Pair i on Strategy Business Day k of Calculation Period j

“FX2ijK” means the FX Rate for Currency Two of relevant Eligible Currency Pair i on Strategy Business Day k in Calculation Period j;

“FX2ij” means the FX Rate for Currency Two of relevant Eligible Currency Pair i on the Rebalancing Date in Calculation Period j;

“R2ij” means the Interest Rate for Currency Two of relevant Eligible Currency Pair i on Rebalancing Date j in Calculation Period j;

“D2ijK” means the Interpolated Interest Rate for Currency Two of relevant Eligible Currency Pair i on Strategy Business Day k in Calculation Period j;

“Daycount j,(j + 1)” means the daycount fraction determined on the basis of “actual/360” where the numerator represents the actual number of calendar days from (and including) Rebalancing Value Date j through to (but excluding) Rebalancing Value Date j+1;

“Daycount jK,(j + 1) ” means the daycount fraction determined on the basis of “actual/360” where the numerator represents the actual number of calendar days from (and including) Business Value Date k in Calculation Period j through to (but excluding) the Rebalancing Value Date j+1;

“Factorij” means (a) +1, if the Carry-to-Risk Ratio determined by the Calculation Agent for Relevant Eligible Currency Pair i on the Rebalancing Date j was positive, or (b) -1, if the Carry-to-Risk Ratio determined by the Calculation Agent for Relevant Eligible Currency Pair i on Rebalancing Date j was negative;

“A” means an adjustment of one per cent (1%) per annum; and

“Daycount j,jk” means the daycount fraction determined on the basis of “actual/360” where the numerator represents the actual number of calendar days from (but excluding) Rebalancing Value Date j through to (and including) Business Value Date k in Calculation Period j.

        The “Interpolated Interest Rate” means, with respect to the Return for an Eligible Currency Pair on a Strategy Business Day in a Calculation Period the interest rate for the period from (but excluding) the applicable Business Value Date to (and including) the following Rebalancing Value Date for Currency One or Currency Two of such Eligible Currency Pair (as applicable) as determined by the Strategy Calculation Agent acting in good faith and a commercially reasonable manner using generally accepted market practices for such calculation. “Business Value Date” means the date that is two week days after a Strategy Business Day in a Calculation Period, unless such date is not a New York Business Day in which case the next following New York Business Day is the Business Value Date.

        A “New York Business Day” means each day (other than a Saturday or a Sunday) on which commercial banks in New York are open generally for business (including for dealings in foreign exchange and foreign currency deposits).

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Disruption Event

        If any Strategy Business Day is a Disrupted Day, the Strategy Calculation Agent may, but is not obliged, to calculate and publish its good faith estimate of the IncomeFX Strategy Value. Any such estimated value may be subject to correction once the relevant Disruption Event ceases. Any such correction will be published on Bloomberg page IFXJPMUS as soon as reasonably practicable.

        A “Disrupted Day,” means a Strategy Business Day on which a Disruption Event has occurred or exists with respect to at least one currency in an Eligible Currency Pair that currently underlies IncomeFX.

        A “Disruption Event” means the occurrence or existence of an Inconvertibility Event or FX Disruption Event that the Strategy Calculation Agent determines is material or is a Price Source Disruption.

        An “Inconvertibility Event” means any event that affects the convertibility of Currency One or Currency Two (as the case may be) of a relevant Eligible Currency Pair in U.S. dollars on any date and at the relevant time that the Strategy Calculation Agent calculates the Return for such Eligible Currency Pair.

        An “FX Disruption Event” means:

(1)	an event in relation to Currency One or Currency Two of an Eligible Currency Pair (as the case may be, the “Relevant Currency”) which has the effect of preventing, restricting or delaying the Strategy Calculation Agent from:

a)	converting the Relevant Currency into U.S. Dollars through customary legal channels; or

b)	converting the Relevant Currency into U.S. Dollars at a rate at least as favorable as the rate for domestic institutions located in the country whose lawful currency is the Relevant Currency (the “Relevant Country”); or

c)	delivering the Relevant Currency from accounts inside the Relevant Country to accounts outside the Relevant Country; or

d)	delivering the Relevant Currency between accounts inside the Relevant Country or to a party that is a non-resident of the Relevant Country; or

(2)	the imposition by the Relevant Country (or any political or regulatory authority thereof) of any capital controls, or the publication of any notice of an intention to do so, which the Strategy Calculation Agent determines in good faith is likely materially to affect its ability to obtain a reliable spot exchange rate from a recognized financial source; or

(3)	the implementation by the Relevant Country (or any political or regulatory authority thereof) or the publication of any notice of an intention to implement any changes to the laws or regulations relating to foreign investment in the Relevant Country (including, but not limited to, changes in tax laws and/or laws relating to capital markets and corporate ownership), which the Strategy Calculation Agent determines are likely to materially affect the Strategy Calculation Agent’s ability to obtain a reliable spot exchange rate from a recognized financial information source.

        A “Price Source Disruption” means, in respect of an FX Rate or Interest Rate, that it is impossible or practically difficult after using commercially reasonable efforts for the Strategy Calculation Agent to obtain a reliable quote for the relevant spot exchange rate or interest rate (as the case may be).

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Extraordinary Events

        The lawful currency of any country included in the list of Eligible Currency Pairs is deemed to include the lawful successor currency (“Successor Currency”) of that country. If a country lawfully eliminates, converts, re-denominates or exchanges its currency for any Successor Currency, then Currency One and/or Currency Two (as the case may be) of the Eligible Currency Pair affected by such elimination, conversion, redenomination or exchange will be deemed replaced by such Successor Currency.

        To the extent that any such elimination, conversion, redenomination or exchange results in Currency One and Currency Two of any Eligible Currency Pair being the same or results in one Eligible Currency Pair being the same as another Eligible Currency Pair, then the Eligible Currency Pair(s) affected by such elimination, conversion, redenomination or exchange (as determined by the Strategy Calculation Agent) will be removed from the list of Eligible Currency Pairs on a date selected by the Strategy Calculation Agent acting in good faith, and from such date the list of Eligible Currency Pairs will consist of the remaining Eligible Currency Pairs only. If the remaining Eligible Currency Pairs number four (4) or less, then the composition of IncomeFX will become static and there will be no further rebalancings.

Corrections and Disclaimer

        If any FX Rate or Interest Rate published by the relevant recognized information source selected by the Strategy Calculation Agent acting in good faith and used in any calculation or determination herein is subsequently corrected, or the Strategy Calculation Agent identifies an error or omission in any of its calculations or determinations in respect of IncomeFX, the Strategy Calculation Agent may, if it determines acting in good faith, that such error, omission or correction (as the case may be) is material and is practicable, adjust or correct the relevant calculation or determination to take into account such correction.

        Neither the Strategy Calculation Agent nor any or its affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents (each a “Relevant Person”) shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determinations made or anything done (or omitted to be determined or done) in respect of IncomeFX or publication of the IncomeFX Strategy Value (or failure to publish such value) and any use which any person may put IncomeFX or the IncomeFX Strategy Value. All determinations in respect of IncomeFX shall be final, conclusive and binding and no person shall be entitled to make any claim against any of the Relevant Persons in respect thereof. Once a determination or calculation is made or action taken by the Strategy Calculation Agent in respect of IncomeFX, neither the Strategy Calculation Agent or any other Relevant Person shall be under any obligation to revise any determination or calculation made or action taken for any reason.

Discontinuation of the JPMorgan IncomeFX Strategy; Alteration of Method of Calculation

        If J.P. Morgan Securities Ltd. discontinues publication of the Underlying and J.P. Morgan Securities Ltd. or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Underlying (such index being referred to in this product supplement as a “Successor Underlying”), then any Underlying closing value will be determined by reference to the value of such Successor Underlying at the time of daily final publication for the Successor Underlying Value on the relevant Initial Averaging Date, if applicable, or Underlying Valuation Date or other relevant date or dates as set forth in the relevant terms supplement.

        Upon any selection by the calculation agent of a Successor Underlying, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

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        If the Strategy Calculation Agent discontinues publication of the Underlying prior to, and such discontinuation is continuing on, an Initial Averaging Date, if applicable, or Underlying Valuation Date or other relevant dates as set forth in the relevant terms supplement and the calculation agent determines, in its sole discretion, that no Successor Underlying is available at such time, or the calculation agent has previously selected a Successor Underlying and publication of such Successor Underlying is discontinued prior to, and such discontinuation is continuing on, such Initial Averaging Date, Underlying Valuation Date or other relevant dates, then the calculation agent will determine the Underlying closing value for such date. The Underlying closing value will be computed by the calculation agent in accordance with the formula for and method of calculating the Underlying or Successor Underlying, as applicable, last in effect prior to such discontinuation, using the interest rates and foreign exchange rates of the currency pairs (or, if trading in the a currency included in the Underlying has been materially suspended or materially limited, the calculation agent’s good faith estimate of the exchange rate for such currency and the corresponding interest rate that would have prevailed but for the suspension or limitation), at the time of the daily final publications on such date of each currency most recently composing the Underlying or Successor Underlying, as applicable, without rebalancing or substitution following such discontinuation. Notwithstanding these alternative arrangements, discontinuation of the publication of the Underlying may adversely affect the value of the notes.

        If at any time the method of calculating the Underlying or a Successor Underlying, or the value thereof, is changed in a material respect, or if the Underlying or a Successor Underlying is in any other way modified so that the Underlying or such Successor Underlying does not, in the opinion of the calculation agent, fairly represent the value of the Underlying or such Successor Underlying had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the Underlying closing value is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value comparable to the Underlying or such Successor Underlying, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Underlying closing value with reference to the Underlying or such Successor Underlying, as adjusted. Accordingly, if the method of calculating the Underlying or a Successor Underlying is modified so that the value of such Underlying or Successor Underlying is a fraction of what it would have been if there had been no such modification, then the calculation agent will adjust such Underlying in order to arrive at a value of the Underlying or such Successor Underlying as if there had been no such modification.

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GENERAL TERMS OF NOTES

Calculation Agent

        J.P. Morgan Securities Inc. will act as the calculation agent. The calculation agent will determine, among other things, the Initial Strategy Value, the Strike Value, if applicable, the Underlying closing value on each Initial Averaging Date, if applicable, and each Underlying Valuation Date, the Ending Strategy Value, the Strategy Return and the payment at maturity, if any, on the notes. In addition, the calculation agent will determine whether there has been a market disruption event or a discontinuation of the Underlying and whether there has been a material change in the method of calculating the Underlying. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

        The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity on or prior to 11:00 a.m. on the business day preceding the maturity date.

        All calculations with respect to the Initial Strategy Value, the Ending Strategy Value, the Strategy Return or any Underlying closing value will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the payment per $1,000 principal amount note at maturity, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to ..7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

        Certain events may prevent the Strategy Calculation Agent from calculating the Underlying closing value on any Initial Averaging Date, if applicable, or Underlying Valuation Date. The failure may, in turn, prevent the calculation agent from determining the amount, if any, that we will pay you at maturity. These events may include disruptions or suspensions of trading on the currency markets as a whole. We refer to these events individually as a “market disruption event.”

        With respect to the Underlying, a “market disruption event,” unless otherwise specified in the relevant terms supplement, means:

•	the non-publication of a closing value for the Underlying for a given trading day; or
•	the termination or suspension of, or material limitation or disruption in the trading of, any currency then included in the Underlying that the calculation agent determines, in its sole discretion, materially interferes with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

Events of Default

        Under the heading “Description of Debt Securities — Events of Default, Waiver, Debt Securities in Foreign Currencies” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment Upon an Event of Default

        Unless otherwise specified in the relevant terms supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per $1,000 principal amount note upon any acceleration of the notes shall be determined by the calculation agent and shall be an amount in cash equal to the amount payable at maturity per $1,000

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principal amount note as described under the caption “Description of Notes — Payment at Maturity,” calculated as if the date of acceleration were the final Underlying Valuation Date. If the notes have more than one Underlying Valuation Date, then, for each Underlying Valuation Date scheduled to occur after the date of acceleration, the business days immediately preceding the date of acceleration (in such number equal to the number of Underlying Valuation Dates in excess of one) shall be the corresponding Underlying Valuation Dates, unless otherwise specified in the relevant terms supplement.

        If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

        Under the heading “Description of Debt Securities — Modification of the Indenture; Waiver of Compliance” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

        The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” are not applicable to the notes, unless otherwise specified in the relevant terms supplement.

Listing

        The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Book-Entry Only Issuance — The Depository Trust Company

        The Depository Trust Company, or DTC, will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Forms of Notes” and “The Depositary.”

Registrar, Transfer Agent and Paying Agent

        Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the principal corporate trust office of The Bank of New York in The City of New York.

        The Bank of New York or one of its affiliates will act as registrar and transfer agent for the notes. The Bank of New York will also act as paying agent and may designate additional paying agents.

        Registration of transfers of the notes will be effected without charge by or on behalf of The Bank of New York, but upon payment (with the giving of such indemnity as The Bank of New York may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

        The notes will be governed by and interpreted in accordance with the laws of the State of New York.

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CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. This summary applies to you only if you are an initial holder of the notes purchasing the notes at the issue price for cash and if you will hold them as capital assets within the meaning of Section 1221 of the Code.

        This summary does not address all aspects of U.S. federal income and estate taxation of the notes that may be relevant to you in light of your particular circumstances, nor does it address all of your tax consequences if you are a holder of notes who is subject to special treatment under the U.S. federal income tax laws, such as:

•	one of certain financial institutions;
•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;
•	a dealer in securities or foreign currencies;
•	a “regulated investment company” as defined in Code Section 851;
•	a “real estate investment trust” as defined in Code Section 856;
•	a person holding the notes as part of a hedging transaction, straddle, conversion transaction, or integrated transaction, or entering into a “constructive sale” with respect to the notes;
•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;
•	a trader in securities or foreign currencies who elects to apply a mark-to-market method of tax accounting; or
•	a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

        This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this product supplement, changes to any of which, subsequent to the date of this product supplement, may affect the tax consequences described herein. If you are considering the purchase of notes, you are urged to consult your own tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative characterizations of the notes), as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

Tax Treatment of the Notes

        The tax consequences of an investment in the notes are unclear. There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”) regarding the notes.

        We intend to seek an opinion from Davis Polk & Wardwell, our special tax counsel, which will be based upon the terms of the notes at the time of the relevant offering and certain factual representations to be received from us, regarding the treatment of the notes as “open transactions” that are subject to the Treasury Regulations under Section 988 of the Code (the “Section 988 Regulations”) for U.S. federal income tax purposes. Whether Davis Polk &Wardwell expresses an opinion regarding the characterization of the notes will be indicated in the relevant terms supplement. Irrespective of the opinion received from Davis Polk & Wardwell, we and you will agree to treat the notes for U.S. federal income tax purposes as “open transactions” subject to the Section 988 Regulations and not as debt instruments. While other characterizations of the notes could be asserted by the IRS, as discussed below, the following discussion assumes that the notes are treated for U.S. federal income tax purposes as “open transactions” subject to the Section 988 Regulations and not as debt instruments, unless otherwise indicated.

Tax Consequences to U.S. Holders

        You are a “U.S. Holder” if you are a beneficial owner of notes for U.S. federal income tax purposes that is:

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•	a citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or
•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

    Tax Treatment of the Notes

        Tax Treatment Prior to Maturity. You should not be required to recognize taxable income over the term of the notes prior to maturity, other than pursuant to a sale or exchange as described below.

        Sale, Exchange or Redemption of the Notes. Upon a sale or exchange of a note (including redemption of the notes at maturity), you should recognize gain or loss equal to the difference between the amount realized on such sale, exchange or redemption and your tax basis in the note, which should equal the amount you paid to acquire the note. Any such gain or loss recognized will generally be ordinary income or loss (as the case may be) from U.S. sources for U.S. federal income tax purposes. However, holders of certain forward contracts, futures contracts or option contracts generally are entitled to make an election under Section 988 to treat such ordinary gain or loss as capital gain or loss (a “Section 988 Capital Treatment Election”). It is likely that the notes should qualify for a Section 988 Capital Treatment Election and therefore, if you make such an election before the close of the day on which you acquire the notes, all gain or loss you recognize on a sale or exchange of the notes should be treated as long-term capital gain or loss, assuming that you have held the notes for more than one year. A U.S. Holder must make the Section 988 Capital Treatment Election with respect to the notes by (a) clearly identifying the transaction on its books and records on the date the transaction is entered into as being subject to such an election and either (b) filing the relevant statement verifying such election with such holder’s U.S. federal income tax return or (c) otherwise obtaining independent verification as set forth in the Section 988 Regulations. You should consult your own tax adviser with respect to the U.S. tax considerations with respect to an investment in the notes and to the application, mechanics and consequences of a Section 988 Capital Treatment Election.

    Possible Alternative Tax Treatments of an Investment in the Notes

        Due to the absence of authorities that directly address the proper characterization of the notes and because we are not requesting a ruling from the IRS with respect to the notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the notes described above. If the IRS were successful in asserting an alternative characterization or treatment of the notes, the timing and character of income on the notes could differ materially from our description herein. For example, the IRS might treat the notes as debt instruments issued by us, in which event the taxation of the notes would be governed by certain Treasury regulations relating to the taxation of contingent payment debt instruments if the term of the notes from issue to maturity (including the last possible date that the notes could be outstanding) is more than one year. In such event, regardless of whether you are an accrual method or cash method taxpayer, you would be required to accrue into income original issue discount, or “OID,” on the notes at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the notes, in each year that you hold the notes (even though you may not receive any cash with respect to the notes during the term of the notes) and any gain recognized at expiration or upon sale or other disposition of the notes would generally be treated as ordinary income. Additionally, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

        Other alternative U.S. federal income tax characterizations or treatments of the notes might also require you to include amounts in income during the term of the notes and/or might treat all or a portion of the gain or loss on the sale or settlement of the notes as ordinary income or loss or as short-term capital gain or loss, without regard to how long you held the notes. For instance, it is possible that the Additional Amount, if any, could be treated separately as an item of ordinary income rather than being included in the determination of capital gain or loss. Accordingly, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.

PS-25

Tax Consequences to Non-U.S. Holders

        You are a “Non-U.S. Holder” if you are a beneficial owner of notes for U.S. federal income tax purposes that is:

•	a nonresident alien individual;
•	a foreign corporation; or
•	a foreign estate or trust.

        You are not a Non-U.S. Holder if you are an individual present in the United States for 183 days or more in the taxable year of disposition. In this case, you should consult your own tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.

        If you are a Non-U.S. Holder of the notes and if the characterization of your purchase and ownership of the notes as an open transaction subject to the Section 988 Regulations is respected, any payments on the notes should not be subject to U.S. federal income or withholding tax, except that gain from the sale or exchange of the notes or their cash settlement at maturity may be subject to U.S. federal income tax if such gain is effectively connected with your conduct of a trade or business in the United States. You should consult your tax adviser regarding the possibility that the IRS could assert that Non-U.S. Holders are subject to withholding tax at a rate of 30% (or a lower rate pursuant to an applicable treaty) with respect to the payment of an Additional Amount, if any. While we do not intend to withhold with respect to the payment of an Additional Amount, it is possible that certain paying agents might so withhold. You should consult your own tax adviser regarding the possibility of such withholding.

        If the notes were recharacterized as indebtedness, any payments or accruals on the notes nonetheless would not be subject to U.S. withholding tax, provided generally that the certification requirement described in the next sentence has been fulfilled and neither the payments on the notes nor any gain realized on a sale, exchange or other disposition of notes is effectively connected with your conduct of a trade or business in the United States. Because the characterization of the notes is unclear, payments made to you with respect to the notes may be withheld upon at a rate of 30% unless you, as the beneficial owner of notes, certify on IRS Form W-8BEN, under penalties of perjury, that you are not a U.S. person and provide your name and address or otherwise satisfy applicable documentation requirements.

        If you are engaged in a trade or business in the United States, and if payments on the notes are effectively connected with the conduct of that trade or business, although exempt from the withholding tax discussed above, you will generally be taxed in the same manner as a U.S. Holder, except that you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. If this paragraph applies to you, you are urged to consult your own tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the notes, including the possible imposition of a 30% branch profits tax.

Backup Withholding and Information Reporting

        You may be subject to information reporting, and may also be subject to backup withholding at the rates specified in the Code on the amounts paid to you unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules. If you are a Non-U.S. Holder, you will not be subject to backup withholding if you comply with the certification procedures described in the second preceding paragraph. Amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Federal Estate Tax

        Individual Non-U.S. Holders, and entities the property of which is potentially includible in such individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an

PS-26

individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. Such individuals and entities are urged to consult their own tax advisers regarding the U.S. federal estate tax consequences of investing in a note.

        THE TAX CONSEQUENCES TO YOU OF OWNING THE NOTES ARE UNCLEAR. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISER REGARDING THE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

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UNDERWRITING

        Under the terms and subject to the conditions contained in the Master Agency Agreement entered into between JPMorgan Chase & Co. and J.P. Morgan Securities Inc. as agent (an “Agent” or “JPMSI”), and certain other agents that may be party to the Master Agency Agreement from time to time (each an “Agent” and collectively with JPMSI, the “Agents”), each Agent participating in an offering of notes, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of notes set forth on the cover page of the relevant terms supplement. Each such Agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover page of the relevant terms supplement. Annual compensation expressed as a percentage or a range of percentages of the principal amount of the notes, based upon the cost of hedging our anticipated exposure in connection with the notes, may be paid by each Agent, in its sole discretion, on a monthly basis proportionately to securities firms, whose clients purchased notes in the initial offering and who continue to hold the notes. The annual compensation or range will be set forth in the relevant terms supplement. JPMSI will allow a concession to other dealers, or we may pay other fees, in the amount set forth on the cover page of the relevant terms supplement. After the initial offering of the notes, the Agents may vary the offering price and other selling terms from time to time.

        We own, directly or indirectly, all of the outstanding equity securities of JPMSI. The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding an NASD member firm’s underwriting of securities of an affiliate. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior approval of the customer.

        JPMSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

        In order to facilitate the offering of the notes, JPMSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, JPMSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. JPMSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if JPMSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, JPMSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. JPMSI is not required to engage in these activities, and may end any of these activities at any time.

        No action has been or will be taken by us, JPMSI or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement no. 69-I or the accompanying prospectus supplement, prospectus or terms supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this product supplement no. 69-I or the accompanying prospectus supplement, prospectus or terms supplement or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

        Each Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this product supplement no. 69-I and the accompanying prospectus supplement, prospectus and terms supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S.

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jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

        The notes are not and will not be authorized by the Comisión Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

        The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” – the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction no 400, dated December 29, 2003, as amended from time to time.

        The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this product supplement no. 69-I or the accompanying prospectus supplement, prospectus or terms supplement, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

        The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

        The notes have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This product supplement no. 69-I and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States.

        Neither this product supplement no. 69-I nor the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 69-I the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Unless otherwise specified in the relevant terms supplement, the settlement date for the notes will be the third business day following the pricing date (which is referred to as a “T+3” settlement cycle).

PS-29

BENEFIT PLAN INVESTOR CONSIDERATIONS

        A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plans’ particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (in either case “Parties in Interest”) with respect to such Plans. As a result of our business, we are a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of ownership of our subsidiaries), the purchase and holding of the notes by or on behalf of the Plan would be a prohibited transaction under Section 406 of ERISA and Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

        Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under Section 408(b)(17) of ERISA or Prohibited Transaction Class Exemption (“PTCE”) 96-23, 95-60, 91-38, 90-1 or 84-14 issued by the U.S. Department of Labor or the statutory exemptions under Section 408(b)(17) of ERISA and Section 4975(d)(20) are available or there was some other basis on which the purchase and holding of the notes is not prohibited. Each purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase of the notes that (a) its purchase and holding of the notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

        Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents (“Similar Laws”). Accordingly, each purchaser or holder of the notes shall be required to represent (and deemed to chave represented by its purchase of the notes) that such purchase and holding is not prohibited under applicable Similar Laws.

        Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief.

        Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase and holding of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any notes to any Plan or plan subject to similar laws is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

PS-30

ADDENDUM A

The material in this Addendum A has been provided by J.P. Morgan Securities Ltd. We make no representations and can give no assurances regarding the results provided by the strategy.

The JPMorgan INCOMEFX Strategy
(USD)

Strategy Rules

January, 2006

© All Rights Reserved

1.	Introduction

This document comprises the Rules of the JPMorgan INCOMEFX Strategy (USD) (the “INCOMEFX Strategy”). The Rules may be amended from time to time without notice but will be available from J.P. Morgan Securities Limited (“JPMSL”) upon request. A change will in general only be made where it is required to update these Rules or to address an error, omission or ambiguity.

This document is published by JPMSL of 125 London Wall, London EC2Y 5AJ, UK in its capacity as Strategy Calculation Agent.

ALL PERSONS READING THIS DOCUMENT SHOULD REFER TO THE RISK FACTORS, DISCLAIMERS AND CONFLICTS SECTIONS BELOW AND CONSIDER THE INFORMATION CONTAINED IN THIS DOCUMENT IN LIGHT OF SUCH RISK FACTORS, DISCLAIMERS AND CONFLICTS.

NOTHING HEREIN CONSTITUTES AN OFFER TO BUY OR SELL ANY SECURITIES, PARTICIPATE IN ANY TRANSACTION OR ADOPT ANY INVESTMENT STRATEGY OR LEGAL, TAX, REGULATORY OR ACCOUNTING ADVICE.

2.	General Notes on the INCOMEFX Strategy

The INCOMEFX Strategy is based on a currency trading idea that is generally known as “positive carry”. This trading idea seeks to capitalize on the Carry that can be earned from buying currencies of countries with high interest rates and simultaneously selling currencies of countries with low interest rates. The INCOMEFX Strategy implements this idea by replicating notional trading positions in the Eligible Currency Pairs. The INCOMEFX Strategy seeks to generate a Target Carry per annum and also offers the potential for capital growth. No assurance can be given that the investment strategy on which the INCOMEFX Strategy is based will be successful or that INCOMEFX Strategy will outperform any alternative strategy that might be employed in respect of the Eligible Currency Pairs.

The Strategy Calculation Agent uses the INCOMEFX Strategy to replicate notional currency trading positions in the Eligible Currency Pairs. These notional currency trading positions are rebalanced on the first Business Day of each calendar month (each such day a “Rebalancing Date”). On each Rebalancing Date the Strategy Calculation Agent will determine the Carry-to-Risk Ratio for each of the Eligible Currency Pairs and rank them in descending order from the Eligible Currency Pair with the highest absolute Carry-to-Risk Ratio to the Eligible Currency Pair with the lowest absolute Carry-to-Risk Ratio. The Strategy Calculation Agent will then replicate notional currency trading positions in the four (4) Eligible Currency Pairs with the highest absolute Carry-to-Risk Ratio with effect from the relevant Rebalancing Value Date.

Subject to the occurrence or existence of Market Disruption Events, the value of the relevant notional currency trading positions (the “INCOMEFX Strategy Value”) will be published each Business Day during the period from (and including) one Rebalancing Value Date to (but excluding) the next following Rebalancing Value Date (each such period a “Calculation Period”) and publish such value at Bloomberg page IFXJPMUS. This should be considered the official source for the INCOMEFX Strategy Value and a value obtained from any other source (electronic or otherwise) must be considered unofficial. The INCOMEFX Strategy Value is calculated in USD in accordance with the methodology set out in Section 8 below.

It should be noted that the INCOMEFX Strategy is described as replicating notional currency trading positions in the Eligible Currency Pairs because there is no actual portfolio of assets to which any person is entitled or in which any person has any

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ownership interest. The INCOMEFX Strategy merely references certain hypothetical currency trading positions, the performance of which will be used as a reference point for the purposes of calculating the INCOMEFX Strategy Value.

3.	Strategy Calculation Agent

JPMSL or any affiliate or subsidiary designated by it will act as calculation agent (the “Strategy Calculation Agent”) for the INCOMEFX Strategy. The Strategy Calculation Agent’s determinations in respect of the INCOMEFX Strategy and interpretation of these Rules shall be final. Please refer to the statement of Responsibility below for further information.

4.	The Eligible Currency Pairs

The Eligible Currency Pairs are:

Eligible Currency Pairs

Currency One	Currency Two

EUR	USD
JPY	USD
GBP	USD
CHF	USD
NOK	USD
SEK	USD
AUD	USD
NZD	USD
CAD	USD
JPY	EUR
GBP	EUR
CHF	EUR
NOK	EUR
SEK	EUR

5.	Selecting the Notional Currency Trading Positions

The INCOMEFX Strategy is used to rebalance the notional currency trading positions replicated by the Strategy Calculation Agent on every Rebalancing Date. The new notional currency trading positions will be selected on the Rebalancing Date from the list of Eligible Currency Pairs set out in Section 4 above and using the methodology set out in this Section 5. On each Rebalancing Date, the Strategy Calculation Agent will determine the Carry-to-Risk Ratio for each Eligible Currency Pair in accordance with the following formula:

where:

CTR[i] =	(R1ij — R2ij) σij

CTR[i]	means the Carry-to-Risk Ratio for Eligible Currency Pair i;

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R1ij	means the Interest Rate for Currency One of Eligible Currency Pair i, on Rebalancing Date j;

R2ij	means the Interest Rate for Currency Two of Eligible Currency Pair i, on Rebalancing Date j; and

σij	means the Annualized Eligible Currency Pair Risk for Eligible Currency Pair i, as of Rebalancing Date j.

After determining the Carry-to-Risk Ratio for each Eligible Currency Pair, the Strategy Calculation Agent will rank the Eligible Currency Pairs in descending order from the Eligible Currency Pair with the highest absolute Carry-to-Risk Ratio to the Eligible Currency Pair with the lowest absolute Carry-to-Risk Ratio. The Strategy Calculation Agent will replicate notional currency trading positions in the four (4) Eligible Currency Pairs with the highest absolute Carry-to-Risk Ratio (the “Relevant Eligible Currency Pairs”). If a Relevant Eligible Currency Pair has a positive Carry-to-Risk Ratio, then the INCOMEFX Strategy will be deemed to take a long position in Currency One and a short position in Currency Two on the Rebalancing Date. Alternatively, if a Relevant Eligible Currency Pair has a negative Carry-to-Risk Ratio, then the INCOMEFX Strategy will be deemed to take a long position in Currency Two and a short position in Currency One on the Rebalancing Date.

6.	Rebalancing Methodology

As mentioned above, the INCOMEFX Strategy seeks to earn a Target Carry per annum and may employ leverage in an attempt to achieve this target. The amount of leverage (the “Leverage”) is limited to a maximum of two hundred per cent (200%), and so there can be no assurance that the INCOMEFX Strategy will in fact achieve the Target Carry per annum. On a Rebalancing Date, the Strategy Calculation Agent will determine the amount of Leverage that will be applied to the notional currency trading positions in the Relevant Eligible Currency Pairs as of such Rebalancing Date in accordance with the following formula:

Leveragej = Min	(	Max	(	TargetCarry		;100%	)	;200%	)
[4]
				1/4	∑|(R1ij – R2ij)|
i=1

where:

Leveragej	means the amount of leverage, expressed as a percentage, to be applied to the notional currency trading positions in the Relevant Eligible Currency Pairs as of Rebalancing Date j;

TargetCarry	means five per cent (5%) per annum; and

4
1/4 ∑|(R1ij – R2ij)|	means the average absolute Carry per annum of the Relevant Eligible Currency Pairs,
i=1
where:

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R1ij	means the Interest Rate for Currency One of Relevant Eligible Currency Pair i, on Rebalancing Date j; and

R2ij	means the Interest Rate for Currency Two of Relevant Eligible Currency Pair i, on Rebalancing Date j.

The INCOMEFX Strategy replicates equally weighted currency trading positions in the Relevant Eligible Currency Pairs. Therefore on each Rebalancing Date, the amount of Leverage determined on such date will be allocated equally amongst each of the Relevant Eligible Currency Pairs.

7.	Weighting

As mentioned above, the INCOMEFX Strategy employs an equally weighted construction methodology. It should be noted however, that the actual weight of each of the Relevant Eligible Currency Pairs may fluctuate during any Calculation Period due the movement in the FX Rates for each such Relevant Eligible Currency Pair. The weights may also fluctuate due to movements in the Interest Rates for each of the Relevant Eligible Currency Pairs.

8.	INCOMEFX Strategy Value

Subject to the occurrence or existence of Market Disruption Events, the INCOMEFX Strategy Value will be calculated and published on each Business Day during a Calculation Period and will be available at Bloomberg page IFXJPMUS. This should be considered the official source for the INCOMEFX Strategy Value and a value obtained from any other source (electronic or otherwise) must be considered unofficial.

The INCOMEFX Strategy Value is calculated in USD in accordance with the following formula:

[4]
BasketValue jk = BasketValue j *	(1 +	Leverage j 4	[	∑ Return [i]jk * Factorij	]) *	(1 – [	A* Daycount j,jk	])
i=1

where:

BasketValue jk	means the INCOMEFX Strategy Value on Business Day k in Calculation Period j;

BasketValue j	means the INCOMEFX Strategy Value on Rebalancing Date j in Calculation Period j;

Leverage j	means the amount of Leverage applied to the notional currency trading positions in the Relevant Eligible Currency Pairs on Rebalancing Date j in Calculation Period j;

Return [i]jk	means the return, adjusted for the FX Rate, for Relevant Eligible Currency Pair i on Business Day k in Calculation Period j determined in accordance with the following formula:

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	FX1[i]j		(1 +	(R1ij * Daycount j,(j + 1)))	–	FX2[i]j		(1 +	(R2ij * Daycount j,(j + 1)))
Return ijk =		*					*
	FX1ijk		1 +	(D1ijk * Daycount jk,(j + 1))		FX2[i]jk		1 +	(D2ijk * Daycount jk,(j + 1))

where:

FX1ijk	means the FX Rate for Currency One of Relevant Eligible Currency Pair i on Business Day k in Calculation Period j;

FX1[i]j	means the FX Rate for Currency One of Relevant Eligible Currency Pair i on Rebalancing Date j in Calculation Period j;

R1ij	means the Interest Rate for the Currency One of Relevant Eligible Currency Pair i on Rebalancing Date j in Calculation Period j;

D1ijk	means the Interpolated Interest Rate for Currency One of Relevant Eligible Currency Pair i on Business Day k of Calculation Period j

FX2ijk	means the FX Rate for Currency Two of Relevant Eligible Currency Pair i on Business Day k in Calculation Period j;

FX2ij	means the FX Rate for Currency Two of Relevant Eligible Currency Pair i on the Rebalancing Date in Calculation Period j; and

R2ij	means the Interest Rate for Currency Two of Relevant Eligible Currency Pair i on Rebalancing Date j in Calculation Period j;

D2ijk	means the Interpolated Interest Rate for Currency Two of Relevant Eligible Currency Pair i on Business Day k in Calculation Period j;

Daycount j,(j + 1)	means the daycount fraction determined on the basis of “actual/360” where the

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numerator represents the actual number of calendar days from (and including) Rebalancing Value Date j through to (but excluding) Rebalancing Value Date j+1; and

Daycount jk, (j + 1)	means the daycount fraction determined on the basis of “actual/360” where the numerator represents the actual number of calendar days from (and including) Business Value Date k in Calculation Period j through to (but excluding) the Rebalancing Value Date j+1;

Factor[i]j	means (a) +1, if the Carry-to-Risk Ratio determined by the Calculation Agent for Relevant Eligible Currency Pair i on the Rebalancing Date j was positive, or (b) -1, if the Carry-to-Risk Ratio determined by the Calculation Agent for Relevant Eligible Currency Pair i on Rebalancing Date j was negative;

A	means an adjustment of one per cent (1%) per annum; and

Daycount j,jk	means the daycount fraction determined on the basis of “actual/360” where the numerator represents the actual number of calendar days from (but excluding) Rebalancing Value Date j through to (and including) Business Value Date k in Calculation Period j.

In addition to the Carry that the INCOMEFX Strategy earns from the difference between the Interest Rates for Currency One and Currency Two of each Relevant Eligible Currency Pair, the INCOMEFX Strategy Value may also benefit from capital growth (or appreciation of the currency in which the INCOMEFX Strategy has replicated a long position a against the currency in which the INCOMEFX Strategy has replicated a short position). The currency in which the INCOMEFX Strategy has replicated a long position may, however, depreciate against the currency in which the INCOMEFX Strategy has replicated a short position. In such circumstances, the INCOMEFX Strategy Value will reflect a capital loss.

The INCOMEFX Strategy Value is subject to an adjustment of one per cent (1%) per annum. This adjustment will be calculated daily on an Actual/360 basis and deducted from the INCOMEFX Strategy Value each Business Day.

9.	Market Disruption

If any Business Day is a Disrupted Day, the Strategy Calculation Agent may, but is not obliged to calculate and publish its good faith estimate of the INCOMEFX Strategy Value. Any such estimated value may be subject to correction once the relevant Market Disruption Event ceases. Any such correction will be published on Bloomberg page IFXJPMUS as soon as reasonably practicable.

10.	Extraordinary Events

The lawful currency of any country included in the list of Eligible Currency Pairs is deemed to include the lawful successor currency (“Successor Currency”) of that country. If a country lawfully eliminates, converts, redenominates or exchanges its currency for any Successor Currency, then Currency One and/or Currency Two (as the case may be) of

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the Eligible Currency Pair affected by such elimination, conversion, redenomination or exchange shall be deemed replaced by such Successor Currency. To the extent that any such elimination, conversion, redenomination or exchange results in Currency One and Currency Two of any Eligible Currency Pair being the same or results in one Eligible Currency Pair being the same as another Eligible Currency Pair, then the Eligible Currency Pair(s) affected by such elimination, conversion, redenomination or exchange (as determined by the Strategy Calculation Agent) shall be removed from the list of Eligible Currency Pairs in Section 4 of this document on a date selected by the Strategy Calculation Agent acting in good faith, and from such date the list of Eligible Currency Pairs shall consist of the remaining Eligible Currency Pairs only. If the remaining Eligible Currency Pairs number four (4) or less, then the composition of the INCOMEFX Strategy will become static and there will be no further rebalancings.

11.	Corrections

If any FX Rate or Interest Rate published by the relevant recognised financial information source selected by the Strategy Calculation Agent acting in good faith and used in any calculation or determination herein is subsequently corrected, or the Strategy Calculation Agent identifies an error or omission in any of its calculations or determinations in respect of the INCOMEFX Strategy, the Strategy Calculation Agent may, if Strategy Calculation Agent determines, acting in good faith, that such error, omission or correction (as the case may be) is material and it is practicable, adjust or correct the relevant calculation or determination to take into account such correction.

12.	Responsibility

Whilst these Rules are intended to be comprehensive, ambiguities may arise. In such circumstances the Strategy Calculation Agent will resolve such ambiguities in a reasonable manner and, if necessary, amend these Rules to reflect such resolution.

Neither the Strategy Calculation Agent nor any or its affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents (each a “Relevant Person”) shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determinations made or anything done (or omitted to be determined or done) in respect of the INCOMEFX Strategy or publication of the INCOMEFX Strategy Value (or failure to publish such value) and any use which any person may put the INCOMEFX Strategy or the INCOMEFX Strategy Value. All determinations in respect of the INCOMEFX Strategy shall be final, conclusive and binding and no person shall be entitled to make any claim against any of the Relevant Persons in respect thereof. Once a determination or calculation is made or action taken by the Strategy Calculation Agent in respect of the INCOMEFX Strategy, neither the Strategy Calculation Agent or any other Relevant Person shall be under any obligation to revise any determination or calculation made or action taken for any reason.

13.	Miscellaneous

Except where expressly stated otherwise herein, any determination required to be made or action required to be taken in respect of the INCOMEFX Strategy on a day that is not a Business Day, shall be made or taken (as the case may be) on the next following Business Day.

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Definitions

Terms not otherwise defined herein, shall have the following meanings:

“AUD”	means the lawful currency of the Commonwealth of Australia.

“Annualized Eligible Currency Pair Risk”	means, in respect of an Eligible Currency Pair, the standard deviation of the natural logarithms of the daily returns of such Eligible Currency Pair, calculated over the twelve (12) calendar months immediately preceding a Rebalancing Date, as determined by the Strategy Calculation Agent in accordance with the following formula:

StDev	[In(	Rt Rt – 1	)]	N	*√250
t=1

where:

StDev	means, the standard deviation;

ln	means, the natural logarithm;

Rt	means, an amount determined by the Strategy Calculation Agent equal to (a) the FX Rate for Currency One of the relevant Eligible Currency Pair on day t divided by (b) the FX Rate for Currency Two of the relevant Eligible Currency Pair on day t; and

Rt – 1	means, an amount determined by the Strategy Calculation Agent equal to (a) the FX Rate for Currency One of the relevant Eligible Currency Pair on day t-1, divided by, (b) the FX Rate for Currency Two of the relevant Eligible Currency Pair on day t-1.

N	means the number of Business Days in the twelve (12) calendar months immediately preceding a Rebalancing Date.

“Business Day”	means each day (other than a Saturday or a Sunday) on which (a) commercial banks

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in London are open generally for business (including for dealings in foreign exchange and foreign currency deposits) and (b) TARGET (the trans-European Automated Real-time Gross settlement Express Transfer system) is open.

“Business Value Date k”	means, in respect of the Return and an Eligible Currency Pair, the date that is two (2) week days after Business Day k in Calculation Period j, unless such date is not a New York Business Day in which case the next following New York Business Day.

“CAD”	means the lawful currency of Canada.

“Carry”	means, in respect of an Eligible Currency Pair, the difference between the Interest Rate for Eligible Currency One and the Interest Rate for Eligible Currency Two.

“CHF”	means the lawful currency of Switzerland.

“Disrupted Day”	means the occurrence or existence of a Market Disruption Event in respect of a Relevant Eligible Currency Pair on any Business Day during a Calculation Period.

“EC Treaty”	means the Treaty establishing the European Community (signed in Rome on March 25, 1957), as amended by the Treaty on European Union (signed in Maastricht on February 7, 1992) and as amended by the Treaty of Amsterdam (signed in Amsterdam October 2, 1997), as further amended from time to time.

“EUR or Euro”	each mean the lawful currency of the member states of the European Union that adopt the single currency in accordance with the EC Treaty.

“FX Disruption Event”	means:

(a)	an event in relation to Currency One or Currency Two of an Eligible Currency Pair (as the case may be, the “Relevant Currency”) which has the effect of preventing, restricting or delaying the Strategy Calculation Agent from:

(i)	converting the Relevant Currency into USD through

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customary legal channels; or

(ii)	converting the Relevant Currency into USD at a rate at least as favourable as the rate for domestic institutions located in the country whose lawful currency is the Relevant Currency (the “Relevant Country”); or

(iii)	delivering the Relevant Currency from accounts inside the Relevant Country to accounts outside the Relevant Country; or

(iv)	delivering the Relevant Currency between accounts inside the Relevant Country or to a party that is a non-resident of the Relevant Country; or

(b)	the imposition by Relevant Country (or any political or regulatory authority thereof) of any capital controls, or the publication of any notice of an intention to do so, which the Strategy Calculation Agent determines in good faith is likely materially to affect its ability to obtain a reliable spot exchange rate from a recognised financial source; or

(c)	the implementation by the Relevant Country (or any political or regulatory authority thereof) or the publication of any notice of an intention to implement any changes to the laws or regulations relating to foreign investment in the Relevant Country (including, but not limited to, changes in tax laws and/or laws relating to capital markets and corporate ownership), which the Strategy Calculation Agent determines are likely to materially affect the

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Strategy Calculation Agent’s ability to obtain a reliable spot exchange rate from a recognised financial information source.

“FX Rate”	means (a) in respect of the Return for Relevant Eligible Currency Pair i on Rebalancing Date j or Business Day k (as applicable) in Calculation Period j (for purposes of this definition each a “Relevant Date”), and (b) in respect of the Annualized Eligible Currency Risk, an Eligible Currency Pair and any Business Day, the spot exchange rate determined by the Strategy Calculation Agent from the ECB Fixes specified in Appendix 2 hereto to convert one (1) USD into Currency One or Currency Two (as the case may be) of Relevant Eligible Currency Pair i on such date, provided that, if the relevant rate(s) are not published on the relevant Bloomberg page specified in Appendix Two hereto (or such other page as may replace that page on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying rates or prices comparable to that rate) in Appendix 2, the “FX Rate” shall be the rate determined by the Strategy Calculation Agent acting in good faith and a commercially reasonable manner.

“GBP”	means the lawful currency of the United Kingdom.

“Inconvertibility Event”	means any event that affects the convertibility of Currency One or Currency Two (as the case may be) of Eligible Currency Pair i in USD on any date and at the relevant time that the Strategy Calculation Agent calculates the Return for such Eligible Currency Pair.

“Interest Rate”	means in respect of Currency One or Currency Two of an Eligible Currency Pair, the rate that appears on the Bloomberg page set forth in the table set out in Appendix One (or such other page as may replace that page on that service, or such other service as may be nominated as the information vendor, for the purpose of

A-11

displaying rates or prices comparable to that rate) provided that, in the event that such rate does not, for any reason, appear on the relevant Bloomberg page (or such other replacement page) on the relevant day at the relevant time, the “Interest Rate” shall be the rate determined by the Strategy Calculation Agent acting in good faith and a commercially reasonable manner.

“Interpolated Interest Rate”	means in respect of the Return for a Relevant Eligible Currency Pair i on Business Day k in Calculation Period j, the rate for the period from (but excluding) Business Value Date k, to (and including) Rebalancing Value Date j+1 for Currency One or Currency Two of such Eligible Currency Pair (as applicable), as determined by the Strategy Calculation Agent acting in good faith and a commercially reasonable manner using generally accepted market practices for such calculation.

“JPY”	means the lawful currency of Japan.

“Market Disruption Event”	means, on any Business Day, the occurrence or existence of an Inconvertibility Event or FX Disruption Event that the Strategy Calculation Agent determines is material or a Price Source Disruption.

“New York Business Day”	means, in respect of a Rebalancing Value Date, each day (other than a Saturday or a Sunday) on which (a) commercial banks in New York are open generally for business (including for dealings in foreign exchange and foreign currency deposits).

“NOK”	means the lawful currency of the Kingdom of Norway.

“NZD”	means the lawful currency of New Zealand.

“Price Source Disruption”	means, in respect of an FX Rate or Interest Rate, that it is impossible or practically difficult after using commercially reasonable efforts for the Strategy Calculation Agent to obtain a reliable quote for the relevant spot exchange rate or interest rate (as the case may be).

“Rebalancing Value Date”	means, in respect of the Return and an Eligible Currency Pair, the date that is two (2) week days after the Rebalancing Date,

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unless such date is not a New York Business Day in which case the next following New York Business Day.

“SEK”	means the lawful currency of the Kingdom of Sweden.

“Target Carry”	means five (5%) per cent per annum.

“USD”	means the lawful currency of the United States.

[REST OF THIS PAGE LEFT INTENTIONALLY BLANK]

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Appendix One

Interest Rates

Currency	Interest Rate	Bloomberg Page

EUR	1 month EURIBOR	EUR001M Index
JPY	1 month JPY LIBOR	JY0001M Index
GBP	1 month GBP LIBOR	BP001M Index
CHF	1 month CHF LIBOR	SF0001M Index
NOK	1 month NIBOR	NIBOR1M Index
SEK	1 month STIBOR	STIB1M Index
AUD	1 month AUD LIBOR	AU0001M Index
NZD	1 month NZD LIBOR	NZ0001M Index
CAD	1 month CAD LIBOR	CD0001M Index
USD	1 month USD LIBOR	US0001M Index

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Appendix Two

FX Rates

ECB Fixes for the foreign exchange rate versus EUR as published by Bloomberg

Currency	ECB Fix Bloomberg Page

JPY	EUCF JPY Index
GBP	EUCF GBP Index
CHF	EUCF CHF Index
NOK	EUCF NOK Index
SEK	EUCF SEK Index
AUD	EUCF AUD Index
NZD	EUCF NZD Index
CAD	EUCF CAD Index
USD	EUCF USD Index

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Risk Factors

The following list of risk factors does not purport to be a complete enumeration or explanation of all the risks associated with the INCOMEFX Strategy.

Lack of Operating History

The INCOMEFX Strategy is only recently established and therefore has no history to evaluate its likely performance. Any back-testing or similar analysis performed by any person in respect of the INCOMEFX Strategy must be considered illustrative only and may be based on estimates or assumptions not used by the Strategy Calculation Agent when determining the INCOMEFX Strategy Value.

Past performance should not be considered indicative of future performance.

Currency Carry Trading Investment Strategy

The INCOMEFX Strategy is based on a currency trading idea that is generally known as “positive carry”, and therefore seeks to capitalize on the Carry that might be earned from notional trading positions in the Eligible Currency Pairs over one calendar month.

No assurance can be given that the investment strategy on which the INCOMEFX Strategy is based will be successful or that INCOMEFX Strategy will outperform any alternative strategy that might be employed in respect of the Eligible Currency Pairs.

FX Rate and INCOMEFX Strategy Value

Exchange Rates can be volatile and move dramatically over short periods of time. Whilst the INCOMEFX Strategy restricts the currency pairs in which it takes notional trading positions to G10 currencies, there can be no assurance that these currencies will not be subject to substantial volatility. Profits earned by the INCOMEFX Strategy from the Carry for any Eligible Currency Pair may therefore be reduced or eliminated entirely due to movements in the FX Rate for such currency pair. Such movements may even result in a substantial loss.

In addition, the INCOMEFX Strategy Value is calculated and published in USD. Accordingly, movements in the foreign exchange rate for the Currency One or Currency Two (as the case may be) of each Relevant Eligible Currency Pair and USD will also have an impact on the INCOMEFX Strategy Value. It should be noted that since foreign exchange rates are unpredictable, such movements could well have a material adverse impact on the INCOMEFX Strategy Value.

Leverage

The INCOMEFX Strategy seeks to earn a Target Carry of five per cent (5%) per annum. While the use of Leverage by the INCOMEFX Strategy presents opportunities for increasing the return from any notional currency trading position in a Relevant Eligible Currency Pair, it increases the potential risk of loss as well. Any event which adversely affects the value of a notional currency trading position in any Relevant Eligible Currency Pair will be magnified to the extent the INCOMEFX Strategy is leveraged. The combination of foreign exchange rate volatility (as discussed above) and Leverage can further increase the risk of a loss.

Interest Rate Fluctuations

The INCOMEFX Strategy takes positions in G10 currencies based on the Carry observed for the Eligible Currency Pairs. Carry is the amount of money earned from borrowing in a currency with a low interest rate and investing in a currency with a high interest rate.

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Like foreign exchange rates, interest rates can be volatile and may move in directions not anticipated. Fluctuations in Interest Rates for the Relevant Eligible Currency Pairs will affect the Return earned by the INCOMEFX Strategy from the notional currency trading positions in such pairs and may result in losses. There can be no assurance that the INCOMEFX Strategy will earn the Target Carry of five per cent (5%) per annum or that the INCOMEFX Strategy will outperform any alternative strategy.

Extraordinary Events

It should be noted that if a country lawfully eliminates, converts, redenominates or exchanges its currency for any Successor Currency, then Currency One and/or Currency Two (as the case may be) of the Eligible Currency Pair affected by such elimination, conversion, redenomination or exchange shall be deemed replaced by such Successor Currency and this may result in the number of Eligible Currency Pairs being reduced. If the number of Eligible Currency Pairs are reduced to four (4) or less, then the composition of the INCOMEFX Strategy will become static and there will be no further rebalancings. This may have a negative impact upon the performance of the INCOMEFX Strategy.

Potential Conflicts of Interest

Potential conflicts of interest may exist in the structure and operation of the strategy and the course of the normal business activities of JPMorgan or any of its affiliates or subsidiaries or their respective directors, officers, employees, representatives, delegates or agents of their normal business activities. Please refer to the disclaimer below for more information.

The foregoing list of risk factors is not intended to be exhaustive. All persons should seek such advice as they consider necessary from their professional advisors, legal, tax or otherwise, without reliance on the Strategy Calculation Agent or any of its affiliates, subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents.

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Notices, Disclaimers and Conflicts

These Rules have been prepared solely for informational purposes and nothing herein constitutes an offer to buy or sell any securities, participate in any transaction or adopt any investment strategy or as legal, tax regulatory or accounting advice. These Rules may change at any time without prior notice.

Neither the Strategy Calculation Agent nor any of its affiliates or subsidiaries or their respective directors, officers, employees, representatives, delegates or agents (each a “Relevant Person”) make any representation or warranty, whatsoever, express or implied, as to the results that may be obtained through the use of this document or the INCOMEFX Strategy. Each Relevant Person hereby expressly disclaims all warranties of accuracy, completeness, merchantability, or fitness for a particular purpose with respect to any information contained in this document and no Relevant Person shall have any liability (direct or indirect, special, punitive consequential or otherwise) to any person even if notified of the possibility of any such damages.

The Strategy Calculation Agent is under no obligation to continue the calculation, publication and dissemination of the INCOMEFX Strategy or the INCOMEFX Strategy Value.

During the course of their normal business, the Strategy Calculation Agent or any of the other Relevant Persons may enter into or promote, offer or sell transactions or investments (structured or otherwise) linked to the INCOMEFX Strategy and/or any of the Eligible Currency Pairs. In addition, any Relevant Person may have, or may have had, interests or positions, or may buy, sell or otherwise trade positions in or relating to the INCOMEFX Strategy or any of the Eligible Currency Pairs, or may invest or engage in transactions with other persons, or on behalf of such persons relating to any of these items. Such activity may or may not have an impact on the INCOMEFX Strategy Value but all persons reading this document should be aware that a conflict of interest could arise where anyone is acting in more than one capacity, and such conflict may have an impact, positive or negative on the INCOMEFX Strategy Value. Neither the Strategy Calculation Agent nor any other Relevant Person has any duty to consider the circumstances of any person when participating in such transactions or to conduct themselves in a manner that is favourable to anyone with exposure to the INCOMEFX Strategy.

It should be noted that the Rules have been developed with the possibility of Strategy Calculation Agent or any of the other Relevant Persons entering into or promoting, offering or selling transactions or investments (structured or otherwise) linked to the INCOMEFX Strategy and the hedging such transactions or investments in any manner that they see fit. Accordingly it should be assumed that these Rules have and will be analyzed from this point of view.

As mentioned above, it should be noted that the INCOMEFX Strategy is described as a taking notional currency trading positions in the Eligible Currency Pairs because there is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. The INCOMEFX Strategy merely identifies certain hypothetical currency trading positions, the performance of which will be used as a reference point for the purposes of calculating the INCOMEFX Strategy Value.

No one may reproduce or disseminate the information contained in this document or the INCOMEFX Strategy Value without the prior written consent of the Strategy Calculation Agent. This document is not intended for distribution to, or use by any person in, a jurisdiction where such distribution is prohibited by law or regulation.

These Rules shall be governed by and construed in accordance with the laws of England.

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Copyright JPMorgan Chase & Co. 2005. All rights reserved. JPMorgan is the marketing name for J.P. Morgan Chase & Co. and its subsidiaries and affiliates worldwide. J.P. Morgan Securities Inc. is a member of NYSE and SIPC. JPMorgan Chase Bank is a member of FDIC. J.P. Morgan Futures Inc. is a member of the NFA. J.P. Morgan Securities Ltd. and J.P. Morgan plc are authorised by the FSA and members of the LSE. J.P. Morgan Europe Limited is authorised by the FSA. J.P. Morgan Equities Limited is a member of the Johannesburg Securities Exchange and is regulated by the FSB. J.P. Morgan Securities (Asia Pacific) Limited and Jardine Fleming Securities Limited are registered as investment advisers with the Securities & Futures Commission in Hong Kong and their CE numbers are AAJ321 and AAB026 respectively. Jardine Fleming Singapore Securities Pte Ltd is a member of Singapore Exchange Securities Trading Limited and is regulated by the Monetary Authority of Singapore (“MAS”). J.P. Morgan Securities Asia Private Limited is regulated by the MAS and the Financial Supervisory Agency in Japan. J.P.Morgan Australia Limited (ABN 52 002 888 011) is a licensed securities dealer. In the UK and other EEA countries, this commentary is not available for distribution to persons regarded as private customers (or equivalent) in their home jurisdiction.

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